Exhibit (a)(1)(A)

This offer is a mandatory offer (Angebot auf angemessene Barabfindung) required pursuant to § 305(1) of the German Stock Corporation Act and is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs-und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. However, because it may be considered a tender offer under applicable laws of the United States of America, this offer document is being made available to shareholders of Celanese AG in order to comply with applicable U.S. securities laws.

Offer Document

Mandatory Offer

for
All Outstanding Registered Ordinary Shares
With No Par Value
of
Celanese AG
Kronberg im Taunus
at
EUR41.92 Per Share
by
BCP Crystal Acquisition GmbH & Co. KG
Kronberg im Taunus
an indirect wholly-owned subsidiary of
Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL BEGIN ON SEPTEMBER 2, 2004 AND WILL EXPIRE ON OCTOBER 1, 2004, (6.01h CENTRAL EUROPEAN SUMMER TIME, 12:01 A.M. NEW YORK CITY TIME), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED. IF THE CONDITION TO THIS OFFER IS SATISFIED, A SUBSEQUENT ACCEPTANCE PERIOD (WITHOUT WITHDRAWAL RIGHTS) WILL CONTINUE FOR THREE MONTHS FROM THE DATE THE DOMINATION AGREEMENT (DESCRIBED IN THIS OFFER DOCUMENT) BECOMES OPERATIVE, UNLESS THEREAFTER EXTENDED.

THIS OFFER IS CONDITIONED UPON THE DOMINATION AGREEMENT BECOMING OPERATIVE. AS OF SEPTEMBER 1, 2004, BCP CRYSTAL ACQUISITION GMBH & CO. KG (THE ”BIDDER”) OWNED AN AGGREGATE OF 41,588,227 REGISTERED ORDINARY SHARES WITH NO PAR VALUE OF CELANESE AG (THE “CELANESE SHARES”), WHICH REPRESENTED APPROXIMATELY 84.3% OF THE REGISTERED ORDINARY SHARES OF CELANESE AG OUTSTANDING AS OF JUNE 30, 2004, EXCLUDING TREASURY SHARES HELD BY CELANESE AG, ENTERPRISES CONTROLLED OR MAJORITY OWNED BY CELANESE AG OR PARTIES ACTING FOR THE ACCOUNT OF CELANESE AG.

The Bidder and Blackstone (as defined in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”) have requested exemptive relief from the U.S. Securities and Exchange Commission permitting them (or financial institutions acting on their behalf) to make purchases of Celanese Shares outside of this Offer following the expiration of the initial acceptance period and during the subsequent acceptance period. If such relief is granted, the Bidder and Blackstone may make such purchases from time to time in open market purchases, privately negotiated transactions, or otherwise.

The mechanics for tendering Celanese Shares in this Offer and withdrawing Celanese Shares from this Offer will depend on whether the particular Celanese Shares are held in the booking system of Clearstream Banking AG or of The Depository Trust Company or in certificated form listed in the North American Registry of Celanese AG. More information about these procedures, and about how to determine which procedures apply to you is contained in Section V.5 of this Offer Document, “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares.” If your Celanese Shares are held in a securities deposit with a custodian institution or financial services institution, or are registered in the name of a broker, dealer, commercial bank or other nominee, you must contact your custodian institution, financial services institution, broker, dealer, commercial bank or other nominee to tender your Celanese Shares.

Neither the U.S. Securities and Exchange Commission nor any securities commission of any state of the United States of America has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for this Offer is:

DEUTSCHE BANK SECURITIES

i

ii

I.    SUMMARY OF THE OFFER

The questions and answers that follow highlight important material information about our offer to purchase all of the outstanding registered ordinary shares with no par value of Celanese AG, but are intended to be an overview only. For a more complete description of the terms and conditions of this offer, you should read carefully this entire offer document and the related documents described in this offer document, including any accompanying documents, because these questions and answers may not answer all of your questions and additional important information is contained in the remainder of this offer document and the related documents.

Bidder

Who is offering to purchase my securities?

This offer to purchase all of the outstanding registered ordinary shares of Celanese AG owned by shareholders (other than us, certain of our affiliates, and the Company with respect to its holding of treasury shares) (such remaining shareholders referred to herein as the “minority shareholders”) is being made by BCP Crystal Acquisition GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft), with its registered office (Sitz) in Kronberg im Taunus, Germany. In April 2004, we acquired pursuant to a voluntary public takeover offer, at a price of EUR32.50 per share, a total of 41,588,227 registered ordinary shares of Celanese AG, representing approximately 84.3% of the registered ordinary shares of Celanese AG outstanding as of June 30, 2004 (excluding treasury shares held by Celanese AG, enterprises controlled or majority owned by Celanese AG or parties acting for the account of Celanese AG). We are controlled by a group of investment funds advised by The Blackstone Group, a leading global investment firm. We are an indirect wholly-owned subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., which is indirectly majority-owned by Blackstone Capital Partners (Cayman) IV L.P., an investment fund.

For more information about us and some of our affiliated entities, see Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone.”

Purpose of this Offer

Why are you making this offer?

We are making this offer because, in connection with a domination and profit and loss transfer agreement we entered into with Celanese AG, we are required pursuant to § 305(1) of the German Stock Corporation Act to offer the minority shareholders (aussenstehende Aktionäre) of Celanese AG “fair cash compensation” (angemessene Barabfindung) in exchange for their registered ordinary shares. The fair cash compensation that is being offered was determined by the parties to the domination and profit and loss transfer agreement in accordance with German legal requirements and is based on an analysis of the fair enterprise value (Unternehmensbewertung) of Celanese AG at the time of the shareholders’ meeting in which a resolution to effect the agreement was adopted. The applicable German law specifies that the price at which the mandatory offer is made is determined by the parties to the domination and profit and loss transfer agreement and examined by one or more duly qualified auditors chosen and appointed by a court (Vertragsprüfer). In determining the fair value of the enterprise of Celanese AG on which the amount of the cash compensation offer is based, the board of management of Celanese AG and our management were advised by the financial auditors Ernst & Young AG Wirtschaftsprüfungsgesellschaft. In addition, PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, who was, in accordance with applicable German law, chosen and appointed by court order to audit the domination and profit and loss transfer agreement (Vertragsprüfer), confirmed that the cash compensation offer was appropriate. The domination and profit and loss transfer agreement was approved by the shareholders of Celanese AG at an extraordinary general meeting held on July 30 and 31, 2004, and registered in the commercial register of Celanese AG on August 2, 2004. The domination and profit and loss transfer agreement is expected to become operative as of October 1, 2004 and we will only purchase shares of Celanese AG pursuant to this offer if the domination and profit and loss transfer agreement becomes operative. For more information about the domination and profit and loss transfer agreement, see Section III.3(b), “Companies Involved — Interest of the Bidder and Blackstone in Celanese AG — Domination Agreement.”

For more information regarding the offer price, see Section V.2, “The Offer — Offer Price.”

Is this a new voluntary public takeover offer?

No. This offer is a mandatory offer (Angebot auf angemessene Barabfindung)required pursuant to § 305(1) of the German Stock Corporation Act and is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs-und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. However, because it may be considered a tender offer under applicable laws of the United States of America, this offer document is being made available to shareholders of Celanese AG in order to comply with applicable U.S. securities laws.

Target Company and Subject of this Offer

What securities are being sought in this offer?

We are offering to acquire all of the outstanding registered ordinary shares of Celanese AG, a German stock corporation (Aktiengesellschaft), with its registered office in Kronberg im Taunus, Germany, held by the minority shareholders of Celanese AG. We own approximately 84.3% of the registered ordinary shares of Celanese AG outstanding as of June 30, 2004, excluding treasury shares held by Celanese AG, enterprises controlled or majority owned by Celanese AG or parties acting for the account of Celanese AG.

For more information about Celanese AG, see Section III.2, “Companies Involved — Description of Celanese AG.”

Offer Price

How much are you offering to pay and what is the form of payment?

We are offering to all minority shareholders of Celanese AG to pay EUR41.92 in cash (plus interest) per registered ordinary share of Celanese AG. As required under § 305(3) Sentence 3 of the German Stock Corporation Act, we will pay to all minority shareholders who tender into this offer and whose shares are paid for after the day following the date the domination and profit and loss transfer agreement becomes operative, interest on the offer price from such day until the business day preceding the date of settlement at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments (such amount, if any, together with the offer price, the “Offer Consideration”). It is currently expected, assuming that the domination and profit and loss transfer agreement becomes operative in accordance with its terms, that the interest on the offer price will be paid starting from October 2, 2004. As of the date of this offer document, the applicable base rate, which is adjusted bi-annually, is 1.13%.

Celanese shareholders should note that, prior to the date of this offer document and since June 23, 2004, the date on which the execution of the domination and profit and loss transfer agreement was announced, the Celanese shares have consistently traded on the Frankfurt Stock Exchange at prices higher than the offer price offered in this offer. Shareholders are urged to obtain a current market quotation for the Celanese Shares before deciding whether to tender their shares in this offer.

Shareholders of Celanese AG who tender registered ordinary shares of Celanese AG that are held in book-entry form within The Depository Trust Company booking system will receive the offer price in U.S. dollars instead of Euros, at the WM/Reuters closing spot U.S. dollar/Euro exchange rate as reported by WM/Reuters (the “WM/Reuters USD/EUR Exchange Rate”), (i) if tendered during the acceptance period, on the business day prior to the day on which we make funds available to the North American depositary for the settlement of such tendered shares and (ii) if tendered during the subsequent acceptance period, on the third business day prior to the day the settlement for such tendered shares is effected. Shareholders whose registered ordinary shares of Celanese AG are held in book-entry form through The Depository Trust Company booking system and who prefer to receive payment in Euros must arrange for the transfer of their registered ordinary shares of Celanese AG to the Clearstream Banking AG booking system. In addition, shareholders whose registered ordinary shares of Celanese AG are held in book-entry form through the Clearstream Banking AG booking system and who prefer to receive payment in U.S. dollars may do so by arranging for the transfer of their registered ordinary shares of Celanese AG to The Depository Trust Company booking system. Shareholders of Celanese AG wishing to make these transfers should call their custodian institution, financial services institution, bank, broker or other nominee.

Shareholders who hold their registered ordinary shares of Celanese AG in certificated form in the North American registry will receive the offer price in U.S. dollars at the exchange rate described above, unless they elect on the Letter of Transmittal to receive Euros.

Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this offer document and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

As of August 30, 2004, the third business day prior to the date we commenced this offer, EUR41.92 equaled $50.48 based on the WM/Reuters USD/EUR Exchange Rate. The actual amount of U.S. dollars to be received in respect of shares tendered for which U.S. dollars are paid, will, however, depend upon the WM/Reuters USD/EUR Exchange Rate, (i) if tendered during the acceptance period, on the business day prior to the day on which we make funds available to the North American depositary for the settlement of such tendered shares and (ii) if tendered during the subsequent acceptance period, on the third business day prior to the day the settlement for such tendered shares is effected.

Shareholders should note that the fair cash compensation could be subject to review by the applicable German court in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders. If, as a result of such award proceedings, the court increases the amount of the fair cash compensation, or if such increase is agreed between parties in a settlement to avert or terminate the award proceedings, payments already made to minority shareholders pursuant to this offer would be increased accordingly.

For more information regarding the offer price and historical exchange rates between Euros and U.S. dollars, see Section V.2, “The Offer — Offer Price.”

If I decide not to tender, how will the offer affect my registered ordinary shares of Celanese AG?

If you decide not to tender your registered ordinary shares of Celanese AG, your shares will remain outstanding. You should be aware that, if the domination and profit and loss transfer agreement becomes operative, no future dividends will be paid on your registered ordinary shares of Celanese AG during the term of the domination and profit and loss transfer agreement except for the fixed guaranteed annual dividend (Ausgleich) required pursuant to applicable German law. The guaranteed annual dividend would be payable to minority shareholders for so long as the domination and profit and loss transfer agreement remains in effect and Celanese AG continues to have minority shareholders (aussenstehende Aktionäre). In accordance with applicable German law, the guaranteed annual dividend has been fixed at a gross amount of EUR3.27 per share, from which certain corporate taxes payable by Celanese AG will be deducted. Based on current tax rates, the net guaranteed annual dividend to be paid to shareholders would be EUR2.89 per share, but may vary based on applicable corporate tax rates in effect from time to time. The guaranteed annual dividend could be subject to review by the applicable German court in award proceedings (Spruchverfahren), which may be instituted by dissenting shareholders. For more information about the domination and profit and loss transfer agreement and the guaranteed annual dividend, see Section III.3(b), “Companies Involved — Interest of the Bidder and Blackstone in Celanese AG — Domination Agreement.”

In addition, you should be aware that, if at any point we own 95% or more of the ordinary registered share capital Celanese AG (excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG), we currently intend to request that a shareholders’ meeting of Celanese AG resolve upon the transfer to us of the registered ordinary shares of Celanese AG owned by the remaining shareholders in exchange for fair cash compensation pursuant to §§ 327a et seq. of the German Stock Corporation Act. This procedure is referred to as a “squeeze-out.” For more information about a potential squeeze-out, see the question in this section captioned “Will this offer be followed by a squeeze-out of minority shareholders if not all the registered ordinary shares of Celanese AG are tendered?” and the additional sections of this offer document referenced in the answer to that question.

Purchases Outside the Offer

Will you purchase shares outside this offer?

We have requested exemptive relief from the U.S. Securities and Exchange Commission permitting us (or financial institutions acting on our behalf) to make purchases of registered ordinary shares of Celanese AG outside of this offer following the expiration of the initial acceptance period and during the subsequent acceptance period. If such relief is granted, we may make such purchases from time to time in open market purchases, privately negotiated transactions, or otherwise.

Conditions

What are the conditions to this offer?

This offer is subject only to the domination and profit and loss transfer agreement becoming operative. Under the terms of the domination and profit and loss transfer agreement, the agreement will become operative on October 1, 2004.

Although we expect the domination and profit and loss transfer agreement to become operative on October 1, 2004, it is subject to legal challenges instituted by dissenting shareholders and therefore such date could be substantially delayed. For more information about current legal challenges, see Section X, “Certain Legal Matters.” If the domination and profit and loss transfer agreement does not become operative by the end of the acceptance period, as such period may be extended from time to time then this offer will terminate and we will not be required to purchase any registered ordinary shares of Celanese AG that have been tendered.

For more information about the condition to this offer, see Section V.4, “The Offer — Condition.”

Financing of this Offer

Do you have available the financial resources necessary to make payment pursuant to this offer?

Yes. We have available sufficient funds to make all payments pursuant to this offer. The total amount of funds required to purchase all of the remaining registered ordinary shares of Celanese AG outstanding as of June 30, 2004 (excluding shares owned by us and treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG) pursuant to this offer, assuming all such shares were tendered on or prior to the date that the domination and profit and loss transfer agreement becomes operative, will be approximately EUR324 million.

Initial Acceptance Period and Subsequent Acceptance Period

How much time do I have to decide whether to tender my registered ordinary shares of Celanese AG?

You may tender your registered ordinary shares of Celanese AG and accept this offer beginning September 2, 2004 until October 1, 2004 (6.01h Central European Summer Time, 12:01 a.m. New York City time).

We may elect at any time to extend the offer. If we extend the offer, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire.

Upon the satisfaction of the condition to this offer, we will also provide a subsequent acceptance period of three months from the date the domination and profit and loss transfer agreement becomes operative, subject to extension to the extent mandated by German law. German law provides that the offer will expire on the later of (i) three months after the later of the date on which the domination and profit and loss transfer agreement is deemed to have been announced according to §10 of the German Commercial Code (HGB) and the date on which the domination and profit and loss transfer agreement becomes operative, which is expected to be October 1, 2004, and (ii) two months after the date on which the final decision on the last motion ruled in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders is announced in the Federal Gazette (Bundesanzeiger). During this subsequent acceptance period, shareholders of Celanese AG who did not tender their registered ordinary shares in the acceptance period may tender their registered ordinary shares and will be entitled to receive the Offer Consideration, in accordance with the terms and conditions set forth in this offer document. Shareholders of Celanese AG will not have the right to withdraw registered ordinary shares of Celanese AG tendered during the subsequent acceptance period.

Shareholders should note that the subsequent acceptance period can be substantially extended, if the fair cash compensation is subject to review by the applicable German court in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders. As a result of such award proceedings, the subsequent acceptance period will remain open until two months after the date on which the final decision on the last motion ruled on such proceedings has been announced in the Federal Gazette (Bundesanzeiger).

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG and you cannot deliver everything that is required in order to make a valid tender by the expiration of the acceptance period, you may be able to use a guaranteed delivery procedure, which is described later in this offer document. See Section V.5(d), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Procedures Applicable to North American Shares.”

For more information about the acceptance period and the subsequent acceptance period, see Section V.3, “The Offer — Acceptance Period.”

Acceptance of and Withdrawal from this Offer

How do I tender my registered ordinary shares of Celanese AG?

The procedure to tender your registered ordinary shares of Celanese AG depends on whether your shares are held

•	in book-entry form within the Clearstream Banking AG booking system,

•	in book-entry form within The Depository Trust Company booking system, or

•	in certificated form listed in the North American registry of Celanese AG.

If your registered ordinary shares of Celanese AG are held in book-entry form within the Clearstream Banking AG booking system, in order to tender your shares and accept this offer, you must deliver a notice of your acceptance of this offer to the custodian credit institution or financial services institution that holds your registered ordinary shares of Celanese AG within the Clearstream Banking AG booking system. You must obtain the appropriate acceptance form from that custodian credit institution or financial services institution. The tender and the acceptance will only be valid if the applicable custodian credit institution or financial services institution has received that notice of acceptance within the acceptance period and has (i) for shares tendered during the initial acceptance period, effected with Clearstream Banking AG a timely book-entry transfer with respect to the tendered registered ordinary shares under German Securities Identification Number (WKN) A0B-VVG/ International Securities Identification Number (ISIN) DE 000A0BVVG5, or (ii) for shares tendered during the subsequent acceptance period, notified Deutsche Bank AG as international settlement agent and effected a book-entry transfer with respect to the tendered registered ordinary shares into the account 7003 of Deutsche Bank AG that is held at Clearstream Banking AG without undue delay.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system, in order to tender your shares and accept this offer, a confirmation of a book-entry transfer of your shares into the North American depositary’s account at The Depository Trust Company and a confirmation from The Depository Trust Company with respect to those shares must be delivered to Mellon Investor Services LLC, the North American depositary for the offer, within the acceptance period. If your registered ordinary shares of Celanese AG are held in street name (that is, through a broker, dealer, commercial bank or other nominee) through The Depository Trust Company booking system, you must follow the instructions of your broker, dealer, commercial bank or other nominee in order to direct such nominee to tender your registered ordinary shares of Celanese AG on your behalf.

If you hold your registered ordinary shares of Celanese AG in certificated form listed in the North American registry of Celanese AG, in order to tender your shares and accept this offer, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to the North American depositary for the offer within the acceptance period.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG and if you cannot deliver all required documents to the North American depositary by the end of the acceptance period, you may use a guaranteed delivery procedure and have a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the North American depositary within three U.S. business days. However, the North American depositary must receive the shares and other required documentation within that three U.S. business day period.

For more information about the procedures for accepting this offer, see Section V.5, “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares.”

Will I have to pay any fees or commissions upon tendering?

If you own your registered ordinary shares of Celanese AG through a custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee, and your custodian credit institution or financial services institution, broker, dealer, commercial bank or nominee tenders your shares on your behalf, your custodian credit institution or financial services institution, broker, dealer, commercial bank or nominee may charge you a fee for doing so. Custodian credit institutions or financial services institutions with registered seats in Germany (including German branches of foreign custodian credit institutions) that hold shares for the account of shareholders of Celanese AG will not charge such fees with respect to shares held in the Clearstream Banking AG booking system. If you hold your registered ordinary shares of Celanese AG in certificated form and if you are registered in the North American registry with such shares and you tender them directly to the North American depositary in this offer, you will not be required to pay brokerage fees or similar expenses. Any non-German stock exchange, turnover tax or stamp duties which may be incurred as a result of the tender of your registered ordinary shares of Celanese AG will have to be borne by you.

For information about fees, see Section V.6, “The Offer — Costs and Expenses.”

May I withdraw previously tendered registered ordinary shares of Celanese AG?

You can withdraw registered ordinary shares of Celanese AG which have been tendered into this offer at any time until the expiration of the initial acceptance period.

In addition, if on or after October 31, 2004, the initial acceptance period has expired but we have not yet accepted your shares tendered during the initial acceptance period for payment, then you can withdraw your registered ordinary shares of Celanese AG tendered into this offer at any time thereafter until we accept your shares tendered during the initial acceptance period for payment.

Rights to withdraw tendered registered ordinary shares of Celanese AG will not apply to the subsequent acceptance period, which is expected to commence on October 1, 2004.

If your registered ordinary shares of Celanese AG are held in book-entry form within the Clearstream Banking AG booking system, to withdraw shares tendered into this offer, you must deliver a notice of withdrawal with the required information to the custodian credit institution or financial services institution you directed to tender your shares, while you still have the right to withdraw the shares. The withdrawal will become effective if the applicable custodian credit institution or financial services institution has received your notice of withdrawal at a time when you have the right to withdraw and has effected with Clearstream Banking AG a book-entry re-transfer of the tendered registered ordinary shares of Celanese AG into the original German Securities Identification Number (WKN) 575 300/ International Securities Identification Number (ISIN) DE 0005753008.

If your registered ordinary shares of Celanese AG are held in book-entry form within The Depository Trust Company booking system or in certificated form listed in the North American registry of Celanese AG, in order to withdraw shares tendered into this offer, you must deliver a written notice of withdrawal with the required information to the North American depositary while you still have the right to withdraw the shares. If your registered ordinary shares of Celanese AG are held in street name (that is, through a broker, dealer, commercial bank or other nominee), the shares can be withdrawn by your nominee through The Depository Trust Company.

For more information about your withdrawal rights, see Section V.7, “The Offer — Withdrawal Rights.”

Celanese AG’s Position with Respect to this Offer

Have Celanese AG and its management taken a position with respect to this offer?

Although Celanese AG is a party to the domination and profit and loss transfer agreement, we have not asked the management board of Celanese AG to separately approve the offer as it is not required by German law in connection with the domination and profit and loss transfer agreement becoming operative. Celanese AG is required by U.S. federal securities laws to file with the SEC within ten U.S. business days from the date of this offer, a statement as to its position, if any, on the offer.

Plans of the Bidder for Celanese AG

Will this offer be followed by a squeeze-out of minority shareholders if not all the registered ordinary shares of Celanese AG are tendered?

If, at any time during or following this offer, we own 95% or more of the ordinary registered share capital of Celanese AG (excluding treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG), we currently intend to request that the shareholders’ meeting of Celanese AG resolve upon the transfer to us of the registered ordinary shares of Celanese AG not owned by us in exchange for fair cash compensation pursuant to §§ 327a et seq. of the German Stock Corporation Act. This procedure is referred to as a “squeeze-out.” The amount of the fair cash compensation that would be paid to other shareholders in connection with a squeeze-out will be determined by us on the basis of an analysis of the fair enterprise value (Unternehmensbewertung) of Celanese AG at the time of the shareholders’ meeting in which a resolution to effect the squeeze-out is adopted, and may be higher, lower or the same as the Offer Consideration. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this offer document and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

For more information about a potential squeeze-out, see Section IV.3(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Delisting, Squeeze-out, Conversion.”

Will Celanese AG be delisted from the Frankfurt Stock Exchange during or following this offer?

On June 2, 2004, the registered ordinary shares of Celanese AG were delisted from the New York Stock Exchange. After the domination and profit and loss transfer agreement becomes operative, we may at any time decide to seek the revocation of admission of the registered ordinary shares of Celanese AG to the Frankfurt Stock Exchange, subject to shareholder approval. We own sufficient shares to ensure the required shareholder approval would be received. If the shares of Celanese AG were to be delisted from the Frankfurt Stock Exchange, under German law an offer would have to be made to all of the then outstanding shareholders of Celanese AG to acquire their registered ordinary shares of Celanese AG in exchange for fair cash compensation. The amount of the fair cash compensation that would be paid to shareholders of Celanese AG in connection with a delisting of the registered ordinary shares of Celanese AG from the Frankfurt Stock Exchange will be determined on the basis of an analysis of the fair enterprise value of Celanese AG at the time of the shareholders’ meeting in which a resolution to effect a complete delisting of Celanese AG is adopted, and may be higher, lower or the same as the Offer Consideration. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this offer document and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

Even if the registered ordinary shares of Celanese AG are not delisted during or following this offer, our ownership of approximately 84.3% of the outstanding registered ordinary shares of Celanese AG has limited the number of shares that are publicly traded. Our acquisition of registered ordinary shares of Celanese AG in this offer will further reduce, perhaps substantially, the number of shareholders of Celanese AG. In that event, trading activity in the public market for the registered ordinary shares of Celanese AG would be further reduced.

In addition, as and when permitted under applicable law, we will likely seek to terminate the registration of the shares of Celanese AG under the U.S. Securities Exchange Act of 1934, in which event Celanese AG would no longer be required to make filings with the SEC or to comply with the SEC’s rules relating to registered companies.

For more information about a potential delisting and/or deregistration of registered ordinary shares of Celanese AG, see Section IV.3(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Delisting, Squeeze-out, Conversion.”

Will you consider a conversion of Celanese AG into another legal form?

As an alternative to a squeeze-out procedure, we might also consider proposing to the shareholders’ meeting of Celanese AG to convert Celanese AG from its current legal form of a stock corporation into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (UmwG). If a resolution to effect a conversion of Celanese AG were adopted, German law would require that an offer be made to each of the then outstanding minority shareholders of Celanese AG who had appropriately documented its objection to the conversion as required under applicable law. The offer would be made to acquire the applicable shareholders’ interests in the entity resulting from the conversion in return for payment of fair cash compensation. Since as a result of such conversion, the ordinary registered shares of Celanese AG would be automatically delisted from the Frankfurt Stock Exchange, such offer would be made to all of the then outstanding minority shareholders, regardless of whether such an objection had been documented. The amount of the fair cash compensation that would be paid to minority shareholders in connection with the conversion would be determined on the basis of an analysis of the fair enterprise value of Celanese AG at the time of the shareholders’ meeting in which a resolution with respect to the conversion is adopted, and may be higher, lower or the same as the Offer Consideration. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this offer document and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

For more information about a potential conversion of Celanese AG, see Section IV.3(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Delisting, Squeeze-out, Conversion.”

Tax Consequences

How will tendering German taxpayers be taxed for German income tax purposes?

If you are a German taxpayer, your receipt of cash for registered ordinary shares of Celanese AG in this offer will be taken into consideration for German income tax purposes. You are therefore urged to consult your own tax advisor as to the particular tax consequences to you of the acceptance of this offer.

For more information regarding the German income tax consequences of the offer to German taxpayers, see Section IX.1, “Certain German Tax and U.S. Federal Income Tax Consequences — Certain German Income Tax Consequences.”

How will tendering U.S. taxpayers be taxed for U.S. federal income tax purposes?

If you are a U.S. taxpayer, your receipt of cash for registered ordinary shares of Celanese AG in this offer will be a taxable transaction for U.S. federal income tax purposes. You are therefore urged to consult your own tax advisor as to the particular tax consequences to you of the acceptance of this offer.

For more information regarding the U.S. federal income tax consequences of this offer to U.S. taxpayers, see Section IX.2, “Certain German Tax and U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences.”

Further Information

Who can I talk to if I have further questions about this offer?

If you have further questions about this offer, you can call the information hotline established by us for this offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), +1-877-750-5836 (toll-free in the U.S. and Canada) or +1-646-822-7403 (call collect from all other countries).

Deutsche Bank AG is acting as international settlement agent for this offer, and one of its affiliates is acting as dealer manager for this offer. Innisfree M&A Incorporated is acting as the information agent of this offer.

II.	GENERAL INSTRUCTIONS

1.	Introduction

Pursuant to the following offer (together with any amendments or supplements hereto, the “Offer”), BCP Crystal Acquisition GmbH & Co. KG (the “Bidder”) is offering to all minority shareholders (aussenstehende Aktionäre) of Celanese AG (collectively, the “Celanese Shareholders” and each individually, a “Celanese Shareholder”) to acquire all their registered ordinary shares with no par value of Celanese AG (collectively, the “Celanese Shares” and each, a “Celanese Share”) at the fair cash compensation offer price of EUR41.92 per Celanese Share, in cash (the “Offer Price”), upon the terms and conditions set forth in this offer document (the “Offer Document”). As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Bidder will pay to all minority shareholders who tender into this Offer and whose shares are paid for after the day following the date the Domination Agreement (as defined below) becomes operative, interest on the Offer Price from such day until the business day preceding the date of settlement at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments (such amount, if any, together with the Offer Price, the “Offer Consideration”). As of the date of this Offer Document, the applicable base rate, which is adjusted bi-annually, is 1.13%.

The Bidder is making this Offer because, in connection with the domination and profit and loss transfer agreement, dated June 22, 2004, between the Bidder and Celanese AG (the “Domination Agreement”), § 305(1) of the German Stock Corporation Act (Aktiengesetz) requires that, upon the Domination Agreement becoming operative, the Bidder must at the request of each remaining minority shareholder of Celanese AG, acquire such shareholders’ registered ordinary shares of Celanese AG in exchange for payment of “fair cash compensation” (angemessene Barabfindung). The applicable German law specifies that the price at which the mandatory offer is made is determined by the parties to the Domination Agreement and examined by one or more duly qualified auditors chosen and appointed by a court (Vertragsprüfer). In determining the fair value of the enterprise of Celanese AG on which the amount of the fair cash compensation is based, the board of management of Celanese AG and the management of the Bidder were advised by the financial auditors Ernst & Young AG Wirtschaftsprüfungsgesellschaft (“E&Y”). In addition, PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“PwC”), who was, in accordance with applicable German law, chosen and appointed by court order to audit the Domination Agreement (Vertragsprüfer), confirmed that the fair cash compensation was appropriate.

The mandatory offer required pursuant to § 305(1) of the German Stock Corporation Act is not a voluntary public takeover offer or any other offer under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs-und Übernahmegesetz) or a takeover or tender offer under any other applicable German law. However, it may be considered a tender offer under applicable laws of the United States of America (“U.S.”). Therefore, this Offer Document, which is not required under applicable German law, is being made available to shareholders of Celanese AG in order to comply with applicable U.S. securities laws.

Neither the Bidder nor Blackstone (as defined in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”) nor any of their affiliates assumes any responsibility for making further announcements, registrations, or for obtaining further licenses or approvals, in respect of this Offer Document and/or this Offer outside of Germany and the U.S. Neither the Bidder nor Blackstone nor any of their affiliates assumes any responsibility for the non-compliance with regulations of jurisdictions other than Germany and the U.S. In any jurisdiction where the securities laws or other laws require this Offer to be made by a licensed broker or dealer, this Offer will be deemed to be made on behalf of the Bidder by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

2.   Acceptance of the Offer Outside Germany and the U.S.

The distribution of this Offer Document and the making of this Offer may, in certain jurisdictions other than Germany and the U.S., be restricted by law. Persons who come into possession of this Offer Document should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any of these jurisdictions.

Neither the Bidder nor Blackstone assumes any responsibility whatsoever:

•	for any violation by any person of any of these restrictions;

•	for the compliance of this Offer with any applicable legal provisions of any jurisdiction outside Germany or the U.S.; or

•	for third parties’ non-compliance with any applicable regulations in connection with this Offer or the acceptance of this Offer.

Please note that irrespective of the foregoing remarks, any Celanese Shareholder may accept this Offer in accordance with the terms and conditions set forth in this Offer Document and applicable law.

3.   Information Contained in the Offer Document

(a)	General

All references in this Offer Document to “EUR” are to the Euro, and all references to “dollars,” “US$” or “$” are to U.S. dollars. The WM/ Reuters USD/ EUR Exchange Rate on August 30, 2004 was EUR1.00 = US$1.20420.

Where a time is stated in this Offer Document, it is generally given in Central European Summer Time and the local time in New York City. As of the date of this Offer Document, New York City time is six hours behind Central European Summer Time.

All references to the Bidder and Blackstone’s percentage ownership of Celanese Shares in this Offer Document are based on the total number of outstanding Celanese Shares as of June 30, 2004, as disclosed in the Form 6-K filed by Celanese AG with the SEC on August 31, 2004. Based on the latest publicly announced information by Celanese AG, as of June 30, 2004, Celanese AG had a total of 49,321,468 outstanding Celanese Shares (excluding Celanese Shares held by Celanese AG, enterprises controlled or majority owned by Celanese AG and parties acting for the account of Celanese AG (the “Treasury Shares”)) and outstanding stock options for an additional 1,117,650 Celanese Shares. As of the date of this Offer Document, Celanese AG has not issued any new stock options since June 30, 2004.

For purposes of this Offer and this Offer Document, all references to a “trading day” mean, except where otherwise expressly set forth, a day on which the Frankfurt Stock Exchange is open for trading. All references to a “banking day” mean a day on which banks in Frankfurt am Main, Germany, are open for business. All references to a “business day” mean a German business day, if not specified otherwise, and consist of the time period from 0.01h through 24.00h Central European Summer Time. For the purposes of this Offer and this Offer Document all references to a German business day mean any day other than a Sunday or a German federal holiday. All references to a “U.S. business day” mean any day other than a Saturday, Sunday or U.S. federal holiday and consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

(b)	Sources of Information

The information contained in this Offer Document concerning Celanese AG was obtained from publicly available sources or, where so specified, supplied by Celanese

AG. Neither the Bidder nor Blackstone nor any of their respective affiliates assumes any responsibility for:

(i)	the accuracy or completeness of such information; or

(ii)	any failure by Celanese AG to disclose events which may have occurred or may affect the significance or accuracy of any such information but which have not been publicly disclosed by Celanese AG.

Celanese AG, is as of the date of this offer document, subject to the informational reporting requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), and accordingly files reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). Reports and other information filed by Celanese AG with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. Copies of those materials can be obtained at prescribed rates from the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet web site that contains reports and other information about issuers, such as Celanese AG, who file electronically with the SEC. The address of that web site is http://www.sec.gov.

Neither the Bidder nor Blackstone nor any of their respective affiliates has authorized any person to provide any information or to make any representation in connection with this Offer other than the information contained or referenced in this Offer Document and, where applicable, the accompanying Letter of Transmittal. If any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by the Bidder or Blackstone or such affiliate.

(c)	Forward-Looking Statements

This Offer Document and the documents referenced in this Offer Document include certain forward-looking statements. These statements appear throughout this Offer Document and include statements regarding the intent, belief or current expectations of the Bidder and Blackstone and their management, including with respect to the Bidder’s and/or Blackstone’s plans relating to the acquisition of the Celanese Shares and the operations of Celanese AG and its subsidiaries following the Domination Agreement becoming operative. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results or events may differ materially from those described in such forward-looking statements as a result of various factors. Factors that would cause actual results or events to differ materially from those described herein include:

•	potential delays in, or challenges to, the Domination Agreement becoming operative and remaining effective and obtaining access to the cash flows of Celanese AG,

•	costs related to the acquisition of Celanese Shares,

•	competitive factors in the industries in which Celanese AG and its affiliates operate, such as increased price competition and the introduction of competing products by other Companies,

•	failure to retain Celanese AG’s management,

•	regulatory changes in the markets where Celanese AG and its affiliates operate,

•	changes in the Euro/ U.S. dollar exchange rate,

•	the ability to develop, introduce and market innovative products, product grades and applications,

•	compliance costs and potential disruption or interruption of production due to accidents or other unforeseen events or delays in construction of facilities,

•	potential liability for remedial actions under existing or future environmental regulations,

•	potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which Celanese AG and its affiliates operate,

•	changes in the composition or restructuring of Celanese AG and/or its affiliates and the successful completion of acquisitions, divestitures and joint venture activities,

•	general economic, capital market, business and political conditions, and

•	other risk factors detailed in Celanese AG’s filings with the SEC.

III.  COMPANIES INVOLVED

1.   Description of the Bidder, the Acquisition Entities and Blackstone

The Bidder is a limited partnership (Kommanditgesellschaft, KG) organized under the laws of Germany with its registered office in Kronberg im Taunus, Germany, registered under the name (Firma) of BCP Crystal Acquisition GmbH & Co. KG. In April 2004, the Bidder acquired pursuant to a voluntary public takeover offer, at a price of EUR32.50 per share, a total of 41,588,227 Celanese Shares, representing approximately 84.3% of the outstanding registered ordinary shares of Celanese AG, excluding treasury shares held by Celanese AG, enterprises controlled or majority owned by Celanese AG or parties acting for the account of Celanese AG (the “ Original Tender Offer”). The Bidder is an indirect wholly-owned subsidiary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. (“ Crystal Holdings”), an exempted company organized under the laws of the Cayman Islands. The Bidder is controlled by a group of investment funds advised by The Blackstone Group, New York, U.S.A., a leading global investment firm (“ The Blackstone Group”). One of these funds, Blackstone Capital Partners (Cayman) IV L.P. (“ BCP IV”), an exempted limited partnership organized under the laws of the Cayman Islands, indirectly holds a majority of the equity of Crystal Holdings.

The following illustrates the ownership structure of the Bidder at the time of the publication of this Offer Document (the “ Structure Chart”):

BCP Management GmbH (“ BCP Management”), a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) organized under the laws of Germany with its registered office in Kronberg im Taunus, Germany, is the sole general partner of the Bidder. BCP Acquisition GmbH & Co. KG (“ BCP Acquisition”), a limited partnership organized under the laws of Germany with its registered office in Kronberg im Taunus, Germany, is the sole limited partner of the Bidder. To date, the Bidder has always been managed and represented by its general partner, BCP Management, and the legal representatives of BCP Management.

BCP Management is the sole general partner of BCP Acquisition. BCP Holdings GmbH (“ BCP Holdings”), a limited liability company organized under the laws of Germany with its registered office in Kronberg im Taunus, Germany, is the sole limited partner of BCP Acquisition.

BCP Caylux Holdings Luxembourg S.C.A. (“ BCP Luxembourg”), a partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg, registered with the commercial register (Registre de Commerce et des Sociétés) of Luxembourg, is the sole shareholder of both BCP Management and BCP Holdings.

BCP Crystal Holdings Ltd. 2 (“ Crystal Holdings 2”), an exempted company organized under the laws of the Cayman Islands, with its registered office in George Town, Grand Cayman, Cayman Islands, directly and indirectly holds all of the equity of BCP Luxembourg. In accordance with Luxembourg law, a de minimis number of shares of BCP Luxembourg is held by two wholly-owned subsidiaries of Crystal Holdings 2. Crystal Holdings 2 is a wholly-owned subsidiary of Crystal Holdings.

Blackstone Capital Partners (Cayman) Ltd. 1 (“ BCP 1”), an exempted company organized under the laws of the Cayman Islands, with its registered office in George Town, Grand Cayman, Cayman Islands, is the majority holder of the equity interests in Crystal Holdings. Blackstone Capital Partners (Cayman) Ltd. 2 (“ BCP 2”) and Blackstone Capital Partners (Cayman) Ltd. 3 (“ BCP 3”), each an exempted company organized under the laws of the Cayman Islands, with its registered office in George Town, Grand Cayman, Cayman Islands, are also holders of equity interests in Crystal Holdings.

BCP IV, through its wholly-owned subsidiary BCP 1, is the indirect majority holder of equity interests in Crystal Holdings. Blackstone Capital Partners (Cayman) IV-A L.P. (“ BCP IV-A”), Blackstone Family Investment Partnership (Cayman) IV-A L.P. (“ BFIP”) and Blackstone Chemical Coinvest Partners (Cayman) L.P. (“ BCCP”), each of which is an exempted limited partnership organized under the laws of the Cayman Islands, with its registered office in George Town, Grand Cayman, Cayman Islands, through their respective subsidiaries BCP 2 (which is wholly owned by BCPIV-A and BFIP) and BCP 3 (which is wholly owned by BCCP), are indirect holders of equity interests in Crystal Holdings.

Blackstone Management Associates (Cayman) IV L.P. (“ BMA”), an exempted limited partnership organized under the laws of the Cayman Islands, is the sole general partner of BCP IV, BCP IV-A, BFIP and BCCP. Blackstone LR Associates (Cayman) IV Ltd. (“ Blackstone LR”), a limited duration company organized under the laws of the Cayman Islands, is the sole general partner of BMA.

Blackstone LR, BMA, BCP IV, BCP 1, Crystal Holdings, Crystal Holdings 2 and BCP Luxembourg are collectively referred to in this Offer Document as “ Blackstone.”

Each of the Bidder, BCP Acquisition, BCP Management, BCP Holdings, BCP Luxembourg, Crystal Holdings 2 and Crystal Holdings (collectively, the “ Acquisition Entities”) as well as BCP 1, BCP 2, BCP 3 and BCCP was formed to effect the Original Tender Offer and the related transactions and the transactions described in this Offer Document and prior to the completion of the Original Tender Offer did not engage in any activities other than those incident to its formation and such transactions. Since the completion of the Original Tender Offer, the acquisition entities have served as holding companies for the majority interest in Celanese AG held by the Bidder. The principal business address of the Bidder, BCP Acquisition, BCP Management and BCP Holdings is Mittlere Eichen 6, 61476 Kronberg im Taunus, Germany. The principal business address of BCP Luxembourg is 8-10, Rue Mathias Hardt, L-1717 Luxembourg, Grand Duchy of Luxembourg. The principal business address of Crystal Holdings 2, Crystal Holdings, BCP 1, BCP 2, BCP 3 and BCCP is c/o Walkers, P.O. Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands.

Blackstone may ultimately change the form or jurisdiction of the Acquisition Entities by way of merger or other corporate transaction, may interpose additional entities into the ownership structure, and/or may liquidate or dissolve certain Acquisition Entities. Upon the Domination Agreement becoming operative, Blackstone intends to and will likely transfer businesses and assets between the Acquisition Entities, on the one hand, and Celanese AG and/or its subsidiaries, on the other, as discussed elsewhere in this Offer Document.

The principal business of BCP IV, BCP IV-A and BFIP is investing in securities and committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments. The principal business of BMA consists of performing the functions of, and serving as, the sole general partner of BCP IV, BCP IV-A, BFIP and BCCP. The principal business of Blackstone LR consists of performing the functions of, and serving as, the sole general partner of BMA. The principal business address of BCP IV, BCP IV-A, BFIP, BMA and Blackstone LR is c/o Walkers, P.O. Box 265 GT, Walker House, George Town, Grand Cayman, Cayman Islands.

Due to their relationships with the Bidder as described in this section, the following entities may be deemed to be the beneficial owner of Celanese Shares as follows:

		Percentage of outstanding
		Celanese Shares (excluding
	Number of shares entity may be	treasury shares) entity may be
Entity	deemed to beneficially own	deemed to beneficially own

BCP Management	41,588,227	84.3%
BCP Acquisition	41,588,227	84.3%
BCP Holdings	41,588,227	84.3%
BCP Luxembourg	41,588,227	84.3%
Crystal Holdings 2	41,588,227	84.3%
Crystal Holdings	41,588,227	84.3%
BCP 1	41,588,227	84.3%
BCP 2	1,655,835	3.4%
BCP 3	12,980,933	26.3%
BCP IV	41,588,227	84.3%
BCP IV-A	379,285	0.8%
BFIP	1,276,550	2.6%
BCCP	12,980,933	26.3%
BMA	41,588,227	84.3%
Blackstone LR	41,588,227	84.3%

As used in this Offer Document, “beneficial ownership” has the meaning provided in Rule 13d-3 under the Exchange Act. Shareholders should be aware that “beneficial ownership” as determined under the Exchange Act may be different from the determination of attribution of voting rights pursuant to § 22 of the German Securities Trading Act (WpHG). Certain information regarding these entities and certain control persons thereof is set forth on Schedule 1 hereto.

2.   Description of Celanese AG

Celanese AG is a stock corporation organized under the laws of Germany with its registered office in Kronberg im Taunus. The principal executive office of Celanese AG is located at Frankfurter Strasse 111, 61476 Kronberg im Taunus, Germany (telephone: + 49 69 305 16 000).

As of June 30, 2004, which is the latest date as of which share capital information was made publicly available by Celanese AG, the registered share capital (Grundkapital) of Celanese AG was divided into 54,790,369 registered ordinary shares with no par value, with each Celanese Share representing a share in Celanese AG’s registered share capital of EUR2.56.

Further, as of June 30, 2004, Celanese AG, enterprises controlled or majority-owned by Celanese AG and parties acting for the account of Celanese AG held 5,468,901 Celanese Shares (representing approximately 9.98% of the registered share capital of Celanese AG) as treasury shares (eigene Aktien).

The Celanese Shares are admitted to trading on the official market (Amtlicher Markt) of the Frankfurt Stock Exchange. The Celanese Shares are traded on the Frankfurt Stock Exchange and through the electronic trading system XETRA under the symbol “CZZ,” under the German Securities Identification Number (Wertpapierkennnummer) (WKN) 575 300 and under the International Securities Identification Number (ISIN) DE 0005753008. The Celanese Shares were delisted from the New York Stock Exchange on June 2, 2004.

Celanese AG is a leading global industrial chemicals company with strong competitive positions in its major products and production technologies, according to the SRI International Chemical Economics Handbook and the Tecnon Orbichem Acetic Acid and Vinyl Acetate World Survey September 2003 report. Its business involves processing chemical raw materials, such as ethylene and propylene, and natural products, including natural gas and wood pulp, into value-added chemicals and chemical-based products. The Celanese portfolio consists of four main business segments: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products.

For the six months ended June 30, 2004, Celanese AG had net sales of EUR1,326 million and an operating profit of EUR88 million from continuing operations. As of December 31, 2003, Celanese AG had approximately 9,500 employees worldwide on a continuing basis, 24 production plants and six research centers in ten countries.

3.	Interest of the Bidder and Blackstone in Celanese AG

(a)	In General.

Pursuant to the Original Offer, in April 2004 the Bidder acquired, at a price of EUR32.50 per share, a total of 41,588,227 Celanese Shares, representing approximately 84.3% of the outstanding Celanese Shares (excluding Treasury Shares).

Except as described in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone,” at the time of the publication of this Offer Document, neither the Bidder nor Blackstone hold, directly or indirectly, any interest, or are attributed any voting rights, in Celanese AG.

In particular, except as described in this Offer Document,

(i) none of the entities listed in the Structure Chart (contained in Section III.1, “Companies Involved — Description of the Bidder, the Acquisition Entities and Blackstone”), or to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule 1 hereto or any associate or majority-owned subsidiary of the entities listed in the Structure Chart or any of the persons so listed in Schedule 1 beneficially owns any Celanese Shares, and

(ii) none of the entities listed in the Structure Chart, or to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule 1 hereto or any associate (as defined below) or majority-owned subsidiary of the entities listed in the Structure Chart or any of the persons so listed in Schedule 1 has effected any transaction in the Celanese Shares during the 60 days prior to the filing of this Offer Document by the Bidder and Blackstone with the SEC under cover of Schedule TO.

Except as described in this Offer Document, none of the entities listed in the Structure Chart or, to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule 1 hereto, has had any business relationship or transaction with Celanese AG or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to this Offer.

Except as described in this Offer Document, there have been no contacts, negotiations or transactions within the past two years between Blackstone LR, BMA, BCP IV, BCP 1, Crystal Holdings, Crystal Holdings 2, BCP Luxembourg or any of Crystal Holdings’ or BCP Luxembourg’s respective subsidiaries or, to the best knowledge of the Bidder and Blackstone, any of the persons listed in Schedule 1 hereto, on the one hand, and Celanese AG and/or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, takeover offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

(b)	Domination Agreement.

On June 22, 2004, the Bidder entered into the Domination Agreement with Celanese AG, pursuant to which Celanese AG agreed to submit itself to the direction of, and to transfer its entire profits to, the Bidder and the Bidder agreed to compensate Celanese AG for any annual net losses (Jahresfehlbetrag) incurred during the term of the Domination Agreement. The Domination Agreement and a related change to Celanese AG’s fiscal year, to have the next fiscal year begin on October 1, 2004, was submitted to a shareholder vote, and approved, at an extraordinary general meeting held on July 30 and 31, 2004. The Domination Agreement was registered in the commercial register of the Local Court of Koenigstein im Taunus on August 2, 2004 and will, under the terms thereof, become operative on the first day of Celanese AG’s next fiscal year, October 1, 2004. Under applicable German law and the terms of the Domination Agreement, the Bidder is obligated, upon the Domination Agreement becoming operative, to make this Offer to acquire all outstanding Celanese Shares from the minority shareholders (aussenstehende Aktionäre) of Celanese AG in return for payment of fair cash compensation (angemessene Barabfindung). The amount of this fair cash compensation, which is the Offer Price, has been determined to be EUR41.92 per share. As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Bidder will pay to all minority shareholders who tender into this Offer and whose shares are paid for after the day following the date the Domination Agreement (as defined below) becomes operative, interest on the Offer Price from such day until the business day preceding the date of settlement, at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) prevailing from time to time per annum, as reduced by any guaranteed dividend payments. In determining the fair value of the enterprise of Celanese AG on which the amount of the fair cash compensation is based, the board of management of Celanese AG and the management of the Bidder were advised by E&Y. In addition, PwC, who was, in accordance with applicable German law, chosen and appointed by court order to audit the Domination Agreement (Vertragsprüfer) confirmed that the fair cash compensation was appropriate. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this Offer Document and may therefore affect the value of such fair cash compensation if it is paid in U.S. dollars, or if such shareholder ultimately intends to convert such fair cash compensation into U.S. dollars.

Although the Bidder and Blackstone expect the domination and profit and loss transfer agreement to become operative on October 1, 2004, it is subject to legal challenges instituted by dissenting shareholders and therefore such date could be substantially delayed. On August 1, 2004, a minority shareholder filed an action against Celanese AG in Frankfurt District Court to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based on the alleged violation of procedural requirements and information rights of the shareholders and to declare the Domination Agreement and the change in the fiscal year void. Although the last date such actions can be filed expired on August 31, 2004, additional lawsuits may have been filed in the meantime by other minority shareholders of Celanese AG.

Pursuant to the Domination Agreement, the entire annual profits of Celanese AG, if any, less any loss carried forward from the previous fiscal year and less any amount of the statutory capital reserve (gesetzliche Rücklage), will be transferred to the Bidder. If, however, during any fiscal year during the term of the Domination Agreement, Celanese AG incurs an annual net loss (Jahresfehlbetrag), the Bidder would have to pay to Celanese AG an amount equal to such loss to the extent that the respective annual net loss is not fully compensated for by dissolving profit reserves (Gewinnrücklagen) accrued at Celanese AG since the date on which the Domination Agreement became operative (Verlustausgleichspflicht). Such payment obligation would accrue at the end of any fiscal year of Celanese AG in which an annual net loss was incurred and such accrual would be independent from the adoption of the financial statements. In the event that profits of Celanese AG (including distributable profit reserves accrued and carried forward during the term of the Domination Agreement) or valuable counterclaims by the Bidder against Celanese AG, which can be off-set against loss compensation claims by Celanese AG, are not sufficient to cover such annual net loss, the Bidder will be required to compensate Celanese AG for any such shortfall by making a cash payment equal to the amount of such shortfall. BCP Luxembourg has agreed to provide the Bidder with additional financing to further strengthen the Bidder’s ability to at all times to fulfill all of its obligations when such obligations become due under or in connection with the Domination Agreement and to provide that the Bidder will perform all of its obligations under or in connection with the Domination Agreement when such obligations become due, including, without limitation, the obligations to pay a guaranteed fixed annual dividend to the outstanding minority shareholders, to offer to acquire all outstanding Celanese Shares from the minority shareholders in return for payment of the Offer Consideration and to compensate Celanese AG for any annual net loss incurred by Celanese AG during the term of the Domination Agreement.

Once the Domination Agreement becomes operative, the remaining minority shareholders of Celanese AG, among other things, will lose their right to receive ordinary dividends, as Celanese AG’s profits would entirely be transferred to the Bidder. In order to compensate minority shareholders for such loss, any minority shareholder of Celanese AG who elects not to sell its shares to the Bidder under this Offer will be entitled to remain a shareholder of Celanese AG and to receive a gross guaranteed fixed annual dividend on their shares (Ausgleich) of EUR3.27 per Celanese Share less certain corporate taxes in lieu of any other future dividend. The amount of the guaranteed fixed annual dividend was determined by the Bidder and Celanese AG, who were advised by E&Y in connection with such determination, on the basis of the hypothetical projected earnings of Celanese AG as an independent company and assuming a full distribution of profits. It was also examined by PwC, who was, in accordance with applicable German law, chosen and appointed by court order to audit the Domination Agreement and who confirmed that the amount of the guaranteed fixed annual dividend was appropriate. The guaranteed fixed annual dividend of EUR3.27 per share may be equal to, higher or lower than the distributable profits per share of Celanese AG. Taking into account the circumstances and the tax rates at the time of the entering into of the Domination Agreement, the net guaranteed fixed annual dividend is EUR2.89 per share for a full fiscal year. The net guaranteed fixed annual dividend may, depending on applicable corporate tax rates, in the future be higher, lower or the same as EUR2.89. The guaranteed fixed annual dividend will first be paid following the end of the fiscal year in which the Domination Agreement becomes operative. Accordingly, it will be first payable with respect to Celanese AG’s fiscal year ending September 30, 2005. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fixed annual guaranteed dividend may be different than exchange rates in effect at the time of the publication of this Offer Document and may therefore affect the value of such fixed annual guaranteed dividend if it is paid in U.S. dollars, or if such shareholder ultimately intends to convert such guaranteed dividend into U.S. dollars. The fixed annual guaranteed dividend would be payable annually for so long as there are minority shareholders of Celanese AG and the Domination Agreement remains in place. No dividends for the period after Domination Agreement becomes operative, other than the fixed annual guaranteed dividend, would be paid by Celanese AG.

Each of the guaranteed fixed annual dividend and the fair cash compensation could be subject to review by the applicable German court in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders. If as a result of such award proceedings, the court increases the amount of the guaranteed fixed annual dividend and/or the fair cash consideration, or if such increase is agreed between the parties in a settlement to avert or terminate the award proceedings, payments already made to minority shareholders would be increased accordingly. The Domination Agreement becoming operative is also subject to the outcome of legal challenges instituted by dissenting shareholders and applicable court remedies.

Once the Domination Agreement becomes operative, the Bidder is entitled to give instructions to the board of management of Celanese AG, including, but not limited to, instructions that are disadvantageous to Celanese AG, as long as such disadvantageous instructions benefit the Bidder or the companies affiliated with either the Bidder or Celanese AG. Celanese AG’s board of management is required to comply with such instructions, unless, at the time when the respective instruction is given, (i) it is, in the opinion of the board of management of Celanese AG, obviously not in the interests of the Bidder or the companies affiliated with either the Bidder or Celanese AG, (ii) in the event of a disadvantageous instruction, the negative consequences to Celanese AG are disproportionate to the benefits of the Bidder or the companies affiliated with either the Bidder or Celanese AG, (iii) compliance with it would violate legal or statutory restrictions, (iv) compliance with it would endanger the existence of Celanese AG or (v) it is doubtful whether the Bidder will be able to fully compensate Celanese AG, as required by the Domination Agreement, for its annual net loss (Jahresfehlbetrag) incurred during the fiscal year in which such instruction is given. The board of management of Celanese AG remains ultimately responsible for making the executive decisions for Celanese AG and the Bidder itself, despite the Domination Agreement, is not entitled to act on behalf of, and has no power to legally bind, Celanese AG.

4.	Celanese AG’s Position with Respect to this Offer

Although Celanese AG is a party to the Domination Agreement, the Bidder and Blackstone have not asked the management board of Celanese AG to separately approve the offer. Under applicable law, no approval by Celanese AG’s management board is necessary, other than the approval of the Domination Agreement, for us to commence or complete this offer. Celanese AG is required by U.S. federal securities laws to file with the SEC, within ten U.S. business days from the date of this Offer, a statement as to its position, if any, on the Offer.

5.	Related Party Transactions

In connection with the financing arranged for the Original Offer, BCP Luxembourg has entered into various intercompany loan agreements with the Bidder, BCP Acquisition and BCP Holdings, pursuant to which BCP Luxembourg has loaned $477,834,385.56 and EUR276,463,263 to the Bidder, $206,102,168.94 to BCP Acquisition and $30,982,500 and EUR410,000,000 to BCP Holdings. These intercompany loans have final maturity dates ranging from 2008 to 2029 and bear interest at rates ranging from 4.0% to

9.25%. BCP Luxembourg has also entered into an intercompany loan agreement with CAC, whereby BCP Luxembourg has agreed to lend the proceeds of its term loan facility (in the maximum amount of EUR500,000,000) to CAC. The interest rate with respect to the loans made under the intercompany loan agreement is the same as the interest rate with respect to the loans under BCP Luxembourg’s term loan facility plus three basis points and the final maturity date is 2011.

Once the Domination Agreement becomes operative, the Bidder and Blackstone expect the Acquisition Entities to enter into numerous agreements and arrangements with Celanese AG and its subsidiaries with respect to asset transfers, financing arrangements and other matters.

IV.	BACKGROUND AND OBJECTIVE OF THE OFFER

1.	General Background of the Original Offer

The background of the Original Offer, as provided in the offer document filed by the Bidder and Blackstone under cover of Schedule TO with the SEC on February 2, 2004 in connection therewith, is restated below in its entirety.

Blackstone became interested in pursuing a potential acquisition of Celanese AG in early 2002. At that time, it contemplated partnering with another entity (the “corporate partner”). In February 2002, Blackstone and its corporate partner engaged Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as lead M&A advisor and potential financing source to contact Celanese AG to determine whether it would be interested in pursuing a transaction. After initial contacts by Morgan Stanley, Blackstone and its corporate partner sent a letter to Celanese AG in late February 2002 indicating their initial interest in a negotiated acquisition of Celanese AG.

On March 11, 2002, representatives of Blackstone, including Chinh Chu and Robert Friedman, senior managing directors of The Blackstone Group, the corporate partner and Celanese AG, including Claudio Sonder, Perry Premdas and Andreas Pohlmann, the chairman of the management board, chief financial officer and chief administrative officer (at the time of the March 2002 meeting, the corporate secretary), respectively, of Celanese AG, as well as representatives of Morgan Stanley and of Goldman, Sachs & Co. oHG (“Goldman Sachs”), financial advisor to Celanese AG, met in Frankfurt to discuss the possibility of a transaction. Another meeting among this group was held in New York on May 20, 2002 to continue to discuss the possibility of a transaction and questions of Blackstone and its corporate partner regarding certain publicly available information that had been provided to them by Celanese AG in mid April, 2002.

Blackstone and its corporate partner submitted a due diligence request to Celanese AG on June 18, 2002 and, thereafter, the parties discussed the process by which Blackstone and its corporate partner might be permitted to get limited access to additional, non-public due diligence materials. Blackstone, its corporate partner and Celanese AG agreed that due diligence materials would be provided on a staggered basis, with non-public information to be provided at Celanese AG’s discretion following an acceptable preliminary proposal by Blackstone and its corporate partner satisfying certain preconditions specified by Celanese AG earlier and reconfirmed in a letter from Claudio Sonder, dated June 25, 2002, including information regarding Blackstone’s and its corporate partner’s intentions regarding post-closing strategy and employee matters, and thereafter depending on the progress of discussions.

On July 26, 2002, Blackstone and its corporate partner executed a confidentiality agreement with Celanese AG with respect to the due diligence materials to be provided. On the same day, Mr. Sonder met representatives of Blackstone as well as the corporate partner in New York separately, in order to discuss with Blackstone its geographic as well as industrial investment strategies and with the corporate partner its strategic intentions with respect to the possible investment in Celanese AG as well as possible synergies. Based upon the process agreed upon among the parties for a due diligence investigation, Celanese AG first provided a limited amount of due diligence information, most of which consisted of publicly available information, to Blackstone and its corporate partner on August 11, 2002, and additional materials in mid-September and early October 2002. On the basis of that information, on November 13, 2002, Blackstone and its corporate partner submitted a preliminary indication of interest in acquiring Celanese AG at a price range of EUR28 to EUR30 per Celanese Share. Celanese AG responded by letter dated November 26 indicating that the indication of interest did not satisfy certain expectations of Celanese AG regarding the price range as well as post acquisition strategy and therefore requesting further clarification on these issues. The concerns about the post-acquisition strategy related in particular to the consortium’s proposed division of responsibility for different parts of Celanese AG’s business between Blackstone and its corporate partner, the implications of having both a financial and a strategic investor invested in the company(including any potential break-up of the business), and the involvement of its management and employees in those plans. As discussed below, these particular concerns about the consortium’s post-acquisition strategy were obviated once Blackstone’s corporate partner withdrew from the process. On December 3, 2002 Claudio Sonder met Stephen Schwarzman, the President and CEO of The Blackstone Group, in New York, in order to discuss the approach made by Blackstone and the corporate partner as well as the status of the discussions as of that date. On December 9, 2002, representatives of Blackstone, its corporate partner and Celanese AG met in Frankfurt am Main to discuss the preliminary indication of interest.

As a result of a change in its strategy, Blackstone’s corporate partner determined to withdraw from the process shortly after the December 9, 2002 meeting. On January 6, 2003, Mr. Chu called Mr. Sonder to re-affirm Blackstone’s continued interest in an acquisition of Celanese AG and its willingness to proceed without its corporate partner. Blackstone resubmitted a written indication of interest at the same price range of EUR28 to EUR30 on January 21, 2003. Mr. Sonder replied by letter to Mr. Chu on January 29, 2003, and indicated that the management board of Celanese AG had determined that the proposed price range did not reflect the full value potential of Celanese AG. In the January 29, 2003 letter, Mr. Sonder suggested further meetings to discuss the proposed valuation.

Mr. Chu met with Mr. Pohlmann, other representatives of Celanese AG and representatives of Morgan Stanley and Goldman Sachs in Koenigstein on February 17, 2003 to discuss the next steps in the process and, among other topics, the scope of Blackstone’s due diligence investigation, including access to senior management. On March 12, 2003, Blackstone received a presentation from Celanese AG’s management on general business-related matters in New York. Additional presentations were given in Frankfurt am Main and New York during the period from April 4 to April 8, 2003.

On May 20, 2003, Blackstone submitted a revised bid proposal which highlighted in particular concerns about Celanese AG’s pension liabilities and therefore reflected a price of EUR28 per share and a 90% minimum acceptance condition. Blackstone’s May 20, 2003 proposal also noted that the financing structure of the proposed transaction contemplated a pre-funding of approximately EUR380 million of pension contributions. On June 20, 2003, representatives of Blackstone met with the management board of Celanese AG in order to discuss the contents of this revised bid proposal. Celanese AG informed Blackstone that its proposal was inadequate on both the proposed price and the minimum acceptance condition. Representatives of Blackstone then met with Messrs. Pohlmann and Jakobsmeier of Celanese AG and a representative of Goldman Sachs in New York on June 20, 2003, where the Celanese AG representatives highlighted positive recent developments at the company. Following further discussions, Blackstone submitted a revised bid proposal on June 24, 2003, increasing the price to EUR29 per share and lowering the minimum acceptance condition to 85%. At about the same time, Blackstone also submitted to Celanese AG a draft of an agreement that it would expect to receive from Kuwait Petroleum Corporation (“KPC”) pursuant to which KPC would agree to tender its Celanese Shares in the offer.

Mr. Sonder and Mr. Schwarzman spoke on July 8, 2003 and Mr. Sonder requested that Blackstone once again improve its price. In response, Blackstone submitted a revised bid proposal on July 9, 2003 reflecting a price increase to EUR30 per share with the same 85% minimum acceptance condition. On July 10, 2003, Blackstone contacted Credit Suisse First Boston, which had been engaged by KPC, concerning its proposed offer and, on July 11, 2003, Blackstone discussed the proposed offer with representatives of KPC.

On July 21, 2003, Celanese AG provided to Blackstone a copy of a resolution of Celanese AG’s management board supporting the continuation of discussions based on the proposed offer described in the July 9, 2003 letter. Celanese AG also informed Blackstone that it had provided a copy of this resolution to KPC. On July 29, 2003,

Blackstone received confirmation from KPC that KPC would be willing to tender its Celanese Shares in an offer on the terms outlined in the July 9, 2003 letter.

On August 5, 2003, Blackstone engaged Deutsche Bank Securities Inc. to work with Morgan Stanley to assist with the financing of the proposed offer. On August 19, 2003, Blackstone met with its financial advisors to discuss the financing of the proposed offer.

Also from time to time during August and into September, representatives of Celanese AG discussed with Blackstone their concerns about the impact of the proposed transaction on the various stakeholders of Celanese AG, including its employees and management. Blackstone explained its intentions with respect to those issues, including its customary approach to management incentive compensation.

On August 20, 2003, Celanese AG agreed to permit Blackstone to engage in the next phase of due diligence, and, during the period from August 20 to August 22, 2003, representatives of Celanese AG conducted management due diligence sessions in New York with representatives of Blackstone, Morgan Stanley and Deutsche Bank Securities Inc. and their respective legal counsel. Following those meetings, Celanese AG made data rooms with additional due diligence materials available in Frankfurt am Main and New York for Blackstone and its advisors. Between August 22 and November 18, 2003, Celanese AG addressed the follow-up questions raised by Blackstone and the financing sources resulting from the due diligence material reviewed by Blackstone, its advisors and its financing sources.

On September 10, 2003, Blackstone made a presentation in Frankfurt am Main to senior management of Celanese AG with respect to Blackstone’s financial model and post-acquisition strategy. The parties met again on October 3, 2003, at which time senior management of Celanese AG indicated that they felt that the proposed offer price of EUR30 was not sufficient and that they would require an increase in the proposed offer price in order to continue to support negotiations regarding Blackstone’s proposal. Among other things, senior management of Celanese AG noted that Celanese AG’s share price had increased from (applying XETRA closing prices) EUR22 on July 9, 2003, when Blackstone submitted its proposal increasing its proposed price to EUR30 per Celanese Share, to EUR28.19 on October 2, 2003, an increase of 28%, which had significantly reduced the premium represented by the proposed EUR30 per share price. On October 13 and 14, 2003, Mr. Schwarzman met with Mr. Sonder and discussed, among other things, Celanese AG’s request for an increase in the proposed offer price. During these meetings, Mr. Schwarzman indicated that Blackstone would agree to increase the proposed offer price to EUR32.50 per share, with the same 85% minimum tender condition as had been proposed earlier.

On October 15, 2003, Celanese AG agreed to permit Blackstone and its representatives to conduct the final phase of their due diligence. On October 22, 2003, Mr. Pohlmann emailed Mr. Chu and outlined the terms of the proposal that Celanese AG expected to receive from Blackstone. On October 29 and 30, 2003, representatives of Celanese AG and Blackstone met in New York to discuss, among other things, the acquisition and financing structure as well as due diligence issues.

On November 5, 2003, Mr. Sonder delivered a letter to Mr. Schwarzman inquiring about the status of Blackstone’s proposal. Mr. Schwarzman responded by letter dated November 7, 2003, indicating Blackstone’s desire to continue negotiations but expressing concern regarding revised projections recently received by Blackstone and indicating that Blackstone was continuing to address certain due diligence matters.

On November 18, 2003, Messrs. Schwarzman and Chu met in Frankfurt am Main with the entire board of management of Celanese AG. Among the topics discussed was Celanese’s ongoing insistence that Blackstone arrange for funds to be available for contributions to Celanese AG’s pension plans. On November 21, 2003, Morgan Stanley provided Blackstone with an update on the financing of the proposed offer. From December 4 through December 7, 2003, Blackstone negotiated funding commitments in London with Deutsche Bank Securities Inc., certain of its affiliates, and affiliates of Morgan Stanley.

After securing its financing commitments, Blackstone submitted an offer proposal to Celanese AG on December 6, 2003, which included the increased offer price of EUR32.50 per share and an agreement to arrange for a pre-funding of $462.5 million of pension contributions. The December 6, 2003 proposal also discussed Blackstone’s plans to provide for financing beyond the amount that would be required for the consummation of the Original Offer and the proposed pension contributions, in order to address management’s concerns that Celanese AG maintain adequate liquidity after a transaction. Representatives of Celanese AG, including the entire management board, together with their advisors, met in New York on December 8 and 9, 2003 with representatives of Blackstone, including Mr. Chu, and Blackstone’s advisors to negotiate the final terms and conditions of the proposed offer. On December 13 and 14, 2003, Blackstone and KPC, through their respective counsels, negotiated the final terms of the KPC Agreement. On December 13, 2003, Blackstone submitted a letter, sent by The Blackstone Group on behalf of the Bidder (the “Blackstone Proposal Letter”), reflecting the terms discussed during these meetings, to Celanese AG. The management board of Celanese AG met on December 14, 2003 and voted unanimously to support an offer made on the terms set forth in the December 13, 2003 proposal. On December 14, 2003 Celanese AG delivered a letter to Mr. Schwarzman indicating, among other things, the support of the management board for an offer to be made on the terms set forth in the Blackstone Proposal Letter. Representatives of Celanese AG notified the supervisory board on December 15 of the proposed offer. Also on December 15, the Bidder and KPC entered into an agreement (the “KPC Agreement”) whereby KPC, among other things, agreed to tender into the Original Offer all of its 14,400,000 Celanese Shares (the “KPC Shares”), no later than the 15th business day of the acceptance period of the Original Offer, and not to withdraw the KPC Shares unless the KPC Agreement is terminated. The KPC Shares, which were tendered in the Original Offer, represented approximately 26.28% of the registered share capital of Celanese AG (and 29.2% of the Celanese Shares carrying voting rights, i.e. all outstanding Celanese Shares excluding Treasury Share).

Following the finalization of additional arrangements relating to its financing commitments, which occurred late on December 15, 2003, the Bidder publicly announced its decision to make the Original Offer on December 16, 2003. The management board of Celanese AG then publicly announced its support of such the Original Offer, subject to the offer document as published meeting the terms and conditions expressed in the Blackstone Proposal Letter.

On February 2, 2004, the Bidder commenced the Original Offer, a voluntary public takeover offer for all outstanding registered ordinary shares of Celanese AG at an offer price of EUR32.50 per share, in cash, without interest. Pursuant to the Original Offer, in April 2004 the Bidder acquired a total of 41,588,227 Celanese Shares, representing approximately 84.3% of the outstanding Celanese Shares (excluding Treasury Shares).

2.   General Background of this Offer

Since the Bidder’s acquisition of Celanese Shares pursuant to the Original Offer representatives of Blackstone and the Acquisition Entities have had numerous contacts with Celanese AG and its representatives with respect to a variety of operational and financial matters, including those described below.

(a)	Appointment of Shareholder Representatives of the Bidder to the Supervisory Board

The Bidder notified the chairman of the supervisory board of Celanese AG on April 20, 2004 of its intention to have its candidates appointed to the supervisory board as soon as practicable and prior to Celanese AG’s annual general meeting on June 15, 2004 (the “June AGM”). The Bidder requested that the chairman of the supervisory board discuss with the members of the supervisory board who are shareholder representatives whether they were prepared to resign from their offices on the supervisory board and the chairman of the supervisory board agreed to do so. On April 28, 2004, Celanese AG announced that the members of the supervisory board who were shareholder representatives had resigned with effect prior to the June AGM. The letter to the chairman of the supervisory board was filed with the SEC as an exhibit to the Schedule 13D by the Bidder and certain of its affiliates on April 28, 2004. Upon application of the board of management of Celanese AG to the local court (Amtsgericht) of Koenigstein im Taunus, effective May 8, 2004, the court appointed six new members, all of whom are representatives of Blackstone, to serve as members of the supervisory board until the following annual shareholder meeting. At the June AGM, the shareholders of Celanese AG elected the same six members to serve as members of the supervisory board until the annual shareholder meeting that resolves upon the ratification of the supervisory board actions for the fiscal year 2008.

(b)	Background of the Domination Agreement and this Offer

On April 20, 2004, the Bidder notified the chairman of the management board of Celanese AG of its intention to enter into the Domination Agreement with Celanese and come to an agreement with Celanese AG as soon as practicable with respect to the steps to be initiated in order to establish such agreement including the application for the appointment of the agreement auditor (Vertragsprüfer) by the competent court in due course, pursuant to § 293b of the German Stock Corporation Act (AktG), who is responsible for the examination of the Domination Agreement. In furtherance thereof, Celanese AG’s management board authorized the preparation of all necessary actions to enter into the Domination Agreement.

The management of the Bidder and the management board of Celanese AG engaged E&Y on April 28, 2004 to prepare an expert opinion on the business valuation on which the level of the fair cash compensation and the guaranteed fixed annual dividends are based. Following the application of Celanese AG and the Bidder, PwC was chosen and appointed as joint agreement auditor according to § 293c (1) of the German Stock Corporation Act by the Landgericht Frankfurt am Main/ Germany on May 3, 2004 (as amended by the decision rendered on May 12, 2004). E&Y, with the cooperation of the management of Celanese AG and the Bidder, conducted its review from late April to mid-June 2004 at the office of Celanese AG in Kronberg im Taunus and at E&Y’s offices in Eschborn. PwC, with the cooperation of Celanese AG and the Bidder, conducted its review from May to June 2004, at the office of Celanese AG in Kronberg im Taunus and at PwC’s office in Frankfurt am Main. During such time, Celanese AG, Blackstone, E&Y and PwC held a number of meetings and discussions. On June 17, 2004, E&Y provided its presentation on the business valuation (the “E&Y Report”) in which E&Y determined that the appropriate cash compensation payment (angemessene Barabfindung) to be offered to the remaining minority shareholders of Celanese AG, based on the business valuation of Celanese AG as of July 31, 2004, determined pursuant to applicable German law and practice, was EUR41.92 per share and that the appropriate guaranteed fixed annual dividend was a gross amount of EUR3.27 per share. On June 22, 2004, PwC presented the results of its audit, confirming that the fair cash compensation of EUR41.92 per share and the guaranteed fixed annual dividend of a gross amount of EUR3.27 per share was appropriate (the “PwC Report”).

Also on June 22, 2004, the Bidder and Celanese AG entered into the Domination Agreement, which was approved by the supervisory board of Celanese AG on the same day. On June 23, 2004, the management board of Celanese AG and BCP Management, as the sole general partner of the Bidder, issued the joint report on the Domination Agreement (the “Joint Report”). Each of the E&Y Report, the PwC Report and the Joint Report were filed with the SEC by the Bidder and Blackstone under cover of Schedule TO on June 25, 2004 and made available to the shareholders of Celanese AG as of such date.

The Domination Agreement and a related change to Celanese AG’s fiscal year were submitted to a shareholder vote, and approved, at an extraordinary general meeting held on July 30 and 31, 2004.

The Domination Agreement and the change to Celanese AG’s fiscal year were registered in the commercial register at Celanese AG’s registered office on August 2, 2004 and the Domination Agreement is expected to become operative on the first day of Celanese AG’s next fiscal year, October 1, 2004.

3.	Intentions of the Bidder with Regard to Celanese AG

(a)	Future Business Activities, Assets, and Obligations of Celanese AG

Celanese AG is a majority-owned subsidiary of the Bidder. Once the Domination Agreement becomes operative, the Bidder will be able to issue instructions to the management board of Celanese AG. The Bidder and Blackstone intend to continually explore acquisition and divestiture opportunities with respect to Celanese AG’s business and may pursue such opportunities, either through Celanese AG or through other entities in the affiliated group, including one or more of the Acquisition Entities, from time to time. At present, the Bidder and Blackstone do not plan to sell substantial assets of Celanese AG and its subsidiaries to third parties, except as discussed in this Offer Document or as part of Celanese AG’s ongoing consolidation program.

The Bidder and Blackstone consider the Chemical Products segment as attractive with significant opportunity to expand through further downstream integration. The Bidder and Blackstone believe that a greater degree of forward integration may expand overall segment margins, reduce earnings volatility and increase Celanese AG’s valuation multiple.

The Bidder and Blackstone view Ticona as an attractive segment undergoing a restructuring process within selected product lines nonetheless well positioned to take advantage of an economic recovery. Given Ticona’s broad geographic scope, strong customer relationships, favorable strategic alliances and attractive market positions in polyacetal and ultra high molecular weight polyethylene, the Bidder and Blackstone expect to work with management of Celanese AG to strengthen the polyacetal and ultra high molecular weight polyethylene market positions. In addition, the Bidder and Blackstone support ongoing restructuring plans in the Ticona segment.

The Bidder and Blackstone concur with management of Celanese AG that the Acetate products business should be managed for cash-flow generation while positioning itself for success in China and Eastern Europe.

The Bidder and Blackstone view Nutrinova as a non-core segment within Celanese AG. Although the Bidder and Blackstone view Nutrinova’s product Sunett as strategically well positioned, they believe that management of Celanese AG has followed a prudent course in reviewing alternatives for the Nutrinova segment, including joint ventures or a partial or full sale.

The Bidder and Blackstone expect to continue to review Celanese AG and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine, in consultation with the management, what changes, if any, would be desirable. As a result of this review or in light of future developments, the Bidder and Blackstone may reconsider their current intentions and views as set forth in this Offer Document and may make any changes that they deem necessary or appropriate with respect to Celanese AG, to the extent permitted by law. As discussed elsewhere in this Offer Document, the Bidder and Blackstone will likely transfer businesses and assets between the Acquisition Entities, on the one hand, and Celanese AG and its subsidiaries, on the other.

(b)	Management Board and Supervisory Board of Celanese AG

The Bidder and Blackstone currently intend to work together with the current management board of Celanese AG.

The supervisory board of Celanese AG currently consists of twelve members. According to the regulations of the Co-determination Act (Mitbestimmungsgesetz) of 1976, the supervisory board of Celanese AG includes six shareholder representatives and six employee representatives. As explained in Section IV.1, “Background and Objective of the Offer — General Background of the Original Offer,” the Bidder is currently represented on Celanese AG’s supervisory board by the six members who are shareholder representatives who will serve as members of the supervisory board until the annual shareholder meeting that resolves upon the ratification of the supervisory board actions for the fiscal year 2008.

As a consequence of the Domination Agreement becoming operative, the Bidder and Blackstone expect to assume control of Celanese AG and may thereafter make additional changes.

(c)	Registered Office of Celanese AG, Location of Principal Parts of the Business, Employees of Celanese AG and their Representatives

The registered office of Celanese AG is located in Kronberg im Taunus, Germany. The Bidder and Blackstone do not currently intend to change the registered office. However, as discussed below under (e), the Bidder and Blackstone intend that a U.S. corporation will ultimately become the parent company of Celanese AG.

(d)	Delisting, Squeeze-out, Conversion

The following summarizes certain measures which the Bidder and Blackstone intend to propose (or which they are considering proposing) for approval by Celanese AG’s shareholders’ meeting (Hauptversammlung):

(i) Delisting. The Celanese Shares were delisted from the New York Stock Exchange on June 2, 2004. Depending on the level of acceptance of the Offer, the Bidder and Blackstone may also consider, but are not required to, cause Celanese AG to apply for a revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange which, among other things, would require a resolution of the shareholders’ meeting of Celanese AG with the majority of the votes cast in favor of such resolution.

Even if the Celanese Shares are not delisted from the Frankfurt Stock Exchange, the acquisition of Celanese Shares by the Bidder in this Offer would further reduce the number of Celanese Shareholders. Therefore, trading activity in the public market for the Celanese Shares could be further reduced. In addition, if permitted under applicable law, the Bidder and Blackstone will likely seek to terminate the registration of Celanese Shares under the Exchange Act, in which event Celanese AG may no longer be required to make filings with the SEC or comply with the SEC’s rules relating to registered companies. In order to terminate such registration, the Celanese Shares would have to be held by fewer than 300 persons resident in the U.S.

The delisting of the Celanese Shares from the Frankfurt Stock Exchange and the termination of the registration of the Celanese Shares under the Exchange Act would each require the cooperation of Celanese AG. The Bidder has no assurance of such cooperation until the Domination Agreement becomes operative as discussed in Section III.3(b), “Companies Involved — Interest of the Bidder and Blackstone in Celanese AG — Domination Agreement.”

In the event that the Celanese Shares are delisted from the Frankfurt Stock Exchange, under German law an offer would have to be made to all of the remaining Celanese Shareholders to acquire their Celanese Shares in return for payment of fair cash compensation (Abfindung) during a certain time period (see “Fair Cash Compensation,” below). Such an offer would be made to all holders (other than the Bidder) of then outstanding Celanese Shares, including those in the United States. No such holder, however, would be obliged to accept such an offer and any such holder could choose to remain a shareholder of Celanese AG. If the Celanese Shares were no longer registered under the Exchange Act at such time, such offer would not need to comply with Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder, but would still need to comply with certain of the rules under Regulation 14E under the Exchange Act. Whether or not the Celanese Shares continued to be registered under the Exchange Act at such time, the Bidder would seek to avail itself of any available exemption from such statutes and such rules and regulations of the SEC thereunder, and would otherwise comply with such statute, rules and regulations. Since such an offer would be made by an affiliate of Celanese AG, such offer could be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time or such provisions were otherwise not applicable (including if such transaction occurred within one year of the termination of the Original Offer in a manner substantially similar to that described in herein and the consideration offered was at least equal to the consideration offered in the Original Offer).

(ii) Squeeze-out. If during or following this Offer, the Bidder owns Celanese Shares that represent 95% or more of the registered share capital (excluding Treasury Shares) of Celanese AG, the Bidder intends to request the transfer of the Celanese Shares of the remaining shareholders of Celanese AG in exchange for fair cash compensation pursuant to §§ 327a et seq. of the German Stock Corporation Act (“Squeeze-out”). Under German law, a shareholder of a stock corporation who owns shares representing more than 95% of the registered share capital (excluding treasury shares) of such stock corporation can request that the shareholders’ meeting of such stock corporation resolves, in accordance with §§ 327a et seq. of the German Stock Corporation Act, that the shares of the remaining shareholders be transferred to the majority shareholder in return for fair cash compensation (Barabfindung). Such shareholders’ resolution requires the majority of the votes cast in the respective shareholders’ meeting, which would be assured due to the majority shareholder’s ownership.

Such a resolution would be binding upon the remaining holders of Celanese Shares, including those in the United States, and no holder could choose thereafter to remain a shareholder of Celanese AG. The transfer of shares would not involve a tender offer and would occur by operation of German law upon registration of such resolution in the commercial register of Celanese AG. From then on, the remaining shareholders would only have a right to receive the fair cash compensation, and their shares would no longer represent an equity interest in Celanese AG, but only such right to such compensation. Accordingly, such transfer would not be subject to Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder or Regulation 14E under the Exchange Act. Since such Squeeze-out transaction would be effected by an affiliate of Celanese AG, it could be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time or such provisions were otherwise not applicable (including if such transaction occurred within one year of the termination of the Original Offer in a manner substantially similar to that described herein and the fair cash compensation was at least equal to the consideration offered in the Original Offer).

The Bidder intends to pursue a Squeeze-out as soon as it owns Celanese Shares representing 95% or more of the registered share capital (excluding Treasury Shares) of Celanese AG, which may occur during or following this Offer.

The method of determining the fair cash compensation is discussed below under “Fair Cash Compensation.”

(iii) Conversion. As an alternative to a Squeeze-out, the Bidder and Blackstone might also consider converting Celanese AG from its current legal form of a stock corporation into either a limited partnership (Kommanditgesellschaft, KG) or a limited liability company (Gesellschaft mit beschränkter Haftung, GmbH) in accordance with the provisions of the German Transformation Act (Umwandlungsgesetz, UmwG). A conversion of Celanese AG into either a limited partnership or a limited liability company would require, among other things, the approval of the shareholders’ meeting of Celanese AG of such conversion with a majority of 75% of the registered share capital of Celanese AG represented at the passing of the resolution. However, as the Bidder owns more than 75% of the Celanese Shares carrying voting rights, this approval would be assured.

If a resolution to effect a conversion of Celanese AG were adopted German law would require that an offer be made to each of the remaining minority shareholders of Celanese AG who had appropriately documented its objection to the conversion in the minutes of the shareholders’ meeting that resolves upon such conversion. Since, as a result of such conversion, the ordinary registered shares of Celanese AG would be automatically delisted from the Frankfurt Stock Exchange, such offer would be made to all remaining minority shareholders, regardless of whether such an objection had been documented. The offer would be made to acquire the applicable shareholders’ interests in the entity resulting from the conversion in return for payment of fair cash compensation (Barabfindung) (see “Fair Cash Compensation,” below).

In either case, such an offer would be made to all minority shareholders (other than the Bidder) of then outstanding Celanese Shares, including those in the United States. No such holder, however, would be obliged to accept such an offer and any such holder could choose to remain a shareholder or limited partner, as the case may be, of Celanese AG in its changed legal form. If the Celanese Shares were no longer registered under the Exchange Act at such time, such offer would not need to comply with Section 14(d) of the Exchange Act and the rules and regulations of the SEC thereunder, but would still need to comply with certain of the rules under Regulation 14E under the Exchange Act. Whether or not the Celanese Shares continued to be registered under the Exchange Act at such time, the Bidder would seek to avail itself of any available exemption from such statutes and such rules and regulations of the SEC, and would otherwise comply with such statutes, rules and regulations. Since such an offer would be made by an affiliate of Celanese AG, such offer could be subject to Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time or such provisions were otherwise not applicable (including if such transaction occurred within one year of the termination of the Original Offer in a manner substantially similar to that described herein and the consideration offered was at least equal to the consideration offered in the Original Offer).

Although it has no current plans to do so at this time, the Bidder could pursue a conversion at any time, although it would typically take several months to implement.

(iv) Fair Cash Compensation. If the Bidder delists the Celanese Shares from the Frankfurt Stock Exchange, effects a Squeeze-out, or converts Celanese AG into a limited partnership or a limited liability company, the Bidder and/or Celanese AG must in each case offer the remaining minority shareholders of Celanese AG fair cash compensation in exchange for their Celanese Shares or, in the case of a conversion, their equity interest in the entity that results from the conversion. Like the determination of the Offer Price and the guaranteed fixed annual dividend described above under Section III.3(b), “Companies Involved — Interest of the Bidder and Blackstone in Celanese AG — Domination Agreement,” the fair cash compensation to be paid is determined by the Bidder and/or Celanese AG in each case on the basis of the value of the enterprise of Celanese AG, assessed in accordance with applicable German legal requirements, as of the date of the applicable resolution of Celanese AG’s shareholders’ meeting, and, except in the case of a delisting, examined by one or more duly qualified auditors chosen and appointed by the court. The amount of fair cash compensation could be the same as the Offer Consideration but could also be higher or lower. The amount of such fair cash compensation could also be challenged by the remaining shareholders in German courts and could therefore be increased. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this Offer Document and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

(e)	Proposed Transfer of Celanese Americas Corporation; Other Proposed Restructurings

The Bidder and Blackstone expect that following the Domination Agreement becoming operative, Crystal Holdings and certain of its subsidiaries will undergo a reorganization. The Bidder and Blackstone intend to effect the transfer of all of the shares of CAC from Celanese Holding GmbH, a wholly owned subsidiary of Celanese AG, to BCP Luxembourg. The transfer of the shares of CAC to BCP Luxembourg will result in BCP Luxembourg owning 100% of the equity of CAC and, indirectly, all of its assets, including subsidiary stock. Following the transfer of CAC to BCP Luxembourg, the Bidder and Blackstone expect that (1) Crystal Holdings 2 will contribute all of its assets and liabilities (including all outstanding capital stock of BCP Luxembourg) to BCP Crystal US Holdings Corp. (“US Holdco”), a corporation organized under the laws of Delaware and a wholly owned subsidiary of BCP Luxembourg, in exchange for all or substantially all of the capital stock of US Holdco; (2) US Holdco will assume all rights and obligations of BCP Luxembourg under its senior credit facilities, floating rate term loan and notes; (3) Crystal Holdings 2 will be reorganized as a Delaware limited liability company and change its name (such reorganized entity, “New Delaware LLC”); (4) Crystal Holdings will be reorganized as a Delaware corporation and change its name (such reorganized entity, “New Delaware Holdco”); (5) if the majority of the lenders under the currently outstanding senior credit facilities of BCP Luxembourg consent, New Delaware LLC will merge with and into New Delaware Holdco, with New Delaware Holdco being the surviving entity and assuming, among other things, all New Delaware LLC’s rights and obligations under the terms of the currently outstanding notes and senior credit facilities. US Holdco, at its discretion, may subsequently cause the liquidation of BCP Luxembourg. As a result of these transactions, US Holdco would indirectly hold 100% of CAC’s equity and all equity owned by CAC in its subsidiaries. In addition, US Holdco would hold, indirectly, all of the Celanese Shares held by the Bidder. From and after the completion of the proposed restructuring described above (the “Proposed Restructuring”), BCP Luxembourg and all of US Holdco’s then-existing U.S. wholly owned subsidiaries that guarantee US Holdco’s obligations under the senior credit facilities would guarantee the notes on an unsecured senior subordinated basis. The Bidder and Blackstone intend to have a Delaware corporation be the ultimate parent company of the group. The Bidder and Blackstone believe the resulting structure may be, among other things, more tax advantageous.

In addition, in advance of the Domination Agreement becoming operative, the Bidder and Blackstone intend to negotiate with Celanese AG on an arms-length basis with respect to a proposed transfer of Ticona Norden Danmark A/ S, a subsidiary of Celanese AG, to the Bidder. The Bidder and Blackstone may also seek to negotiate additional transactions with Celanese AG and its subsidiaries, including other activities required to enable it to maintain holding company status under German tax law and to enable it to satisfy the requirements of German law regarding the head of a fiscal unity.

The Bidder and Blackstone may, following the Domination Agreement becoming operative, also decide to make other changes to Celanese AG’s capital structure or corporate organization in order to streamline the operation, management and financing of the Acquisition Entities and/or Celanese AG and its subsidiaries, in connection with facilitating future acquisitions or dispositions of the Acquisition Entities and/or Celanese AG and its subsidiaries, or for other purposes, including other activities required to enable it to maintain holding company status under German tax law and to enable it to satisfy the requirements of German law regarding the head of a fiscal unity. Among other plans, the Bidder and Blackstone currently intend to transfer the business and assets of CPO KG, a subsidiary of Celanese AG, to the Bidder. However, the Bidder and Blackstone could choose in their sole discretion to change, supplement or abandon any or all aspects of the Proposed Restructuring or such other plans at any time or from time to time for financial, operational, tax or other reasons.

(f)	Dividend

At the annual shareholders’ meeting on June 15, 2004, Celanese Shareholders approved payment of a dividend on the Celanese Shares for the fiscal year ended December 31, 2003 of EUR0.12 per share. The Bidder intends to exercise its voting rights at shareholders’ meetings of Celanese AG to prevent the approval of any dividend on the Celanese Shares for the fiscal year ended September 30, 2004 in excess of the minimum dividend of 4% of the registered share capital of Celanese AG effectively required by German law. Assuming such minimum dividend were to be approved, Celanese AG would pay an aggregate dividend of approximately EUR6 million for its current fiscal year ending September 30, 2004, including a dividend of approximately EUR1 million to minority shareholders. In addition, as described in Section III.3(b), “Companies Involved — Interest of the Bidder and Blackstone in Celanese AG — Domination Agreement,” any minority shareholder who elects not to sell its shares to the Bidder pursuant to this Offer, will be entitled to remain a shareholder of Celanese and to receive, in lieu of future ordinary dividends, the guaranteed fixed annual dividend of EUR3.27 per Celanese Share less certain corporate taxes to be paid by Celanese AG in lieu of any future dividend on their shares. The guaranteed fixed annual dividend will first be paid following the end of the fiscal year in which the Domination Agreement becomes operative. Accordingly, it will first be payable with respect to Celanese AG’s fiscal year ending September 30, 2005. Payments of any such guaranteed fixed annual dividends in respect of outstanding Celanese Shares will reduce the amount of any interest payable in the event that such Celanese Shares are subsequently tendered in this Offer.

(g)	Other Plans

Except as described in this Offer Document, the Bidder and Blackstone do not currently intend to cause Celanese AG to undertake significant future obligations outside of its usual business activity and do not have other specific plans with respect to the utilization of the assets of Celanese AG. However, the Bidder and/or Blackstone may develop such plans or intentions in the future in consultation with the management board.

To the extent that the Bidder owns less than 95% of the registered share capital (excluding Treasury Shares) of Celanese AG, the Bidder and Blackstone intend to take such actions as they deem appropriate, depending upon various factors, for the purpose of acquiring 95% or more of such registered share capital with a view toward implementing a Squeeze-out. The Bidder and Blackstone have requested exemptive relief from the SEC permitting them (or financial institutions acting on their behalf) to make purchases of registered ordinary shares of Celanese AG outside of this Offer following the expiration of the Initial Acceptance Period (as defined below) and during the Subsequent Acceptance Period (as defined below). If such relief is granted, the Bidder and Blackstone may make such purchases from time to time in open market purchases, privately negotiated transactions, or otherwise. Since such purchases would be made by an affiliate of Celanese AG, such purchases could be subject to

Section 13(e) of the Exchange Act and Rule 13e-3 thereunder unless the Celanese Shares were no longer registered under the Exchange Act at such time or such provisions were otherwise not applicable (including if such transactions occurred within one year of the termination of the Original Offer in a manner substantially similar to that described in the Original Offer and the consideration offered was at least equal to the consideration offered in the Original Offer.)

Under German law, if the Bidder, persons acting in concert with the Bidder or their subsidiaries acquire, during a period of one year after the publication made according to § 23(1) sentence 1 No. 2 of the German Securities Acquisition and Takeover Act, which was made on April 3, 2004, Celanese Shares other than by purchase on a stock exchange and the value of the consideration promised or granted for such shares exceeds the value of the consideration offered in the Original Offer, the Bidder is obliged to pay to those shareholders who have accepted the Original Offer a sum in Euro equal to the difference between the two values (§ 31(5) sentence 1 of the Takeover Act). The foregoing does not apply to the acquisition of Celanese Shares in connection with a statutory obligation to grant compensation to shareholders of Celanese AG, such as this Offer, or to the acquisition of the entire assets and liabilities of Celanese AG or parts thereof by way of merger, corporate division (Spaltung) or Vermögensübertragung (special procedure to transfer an entire business by means of an assets transfer).

Except as described in this Offer Document, neither the Bidder nor Blackstone has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Celanese AG or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or other transfer of a material amount of assets of Celanese AG or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of Celanese AG, (iv) any change in the management board, supervisory board or management of Celanese AG, (v) any other material change in Celanese AG’s corporate structure or business, (vi) a class of equity securities of Celanese AG being delisted from a securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a securities association or a stock exchange or (vii) a class of equity securities of Celanese AG becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act. However, the Bidder and/or Blackstone may develop such plans or proposals in the future in consultation with the management board.

V.   THE OFFER

1.   Subject of the Offer

BCP Crystal Acquisition GmbH & Co. KG hereby offers to all Celanese Shareholders (aussenstehende Aktionäre) to purchase and acquire, on the terms and conditions in this Offer Document and, where applicable, the accompanying Letter of Transmittal, all of the Celanese Shares (WKN 575 300/ ISIN DE 0005753008/ CUSIP D 1497A101).

2.   Offer Price

(a)   Offer Price

The Bidder is offering to pay the Offer Price of EUR41.92 per Celanese Share, in cash (the “ Offer Price”). As required under § 305(3) sentence 3 of the German Stock Corporation Act, the Bidder will pay to all minority shareholders who tender to this Offer and whose shares are paid for after the day following the date the Domination Agreement becomes operative, interest on the Offer Price from such day until the business day preceding the date of settlement at a rate of 2% plus the base rate (as defined in § 247 of the German Civil Code (BGB)) per annum prevailing from time to time, as reduced by any guaranteed dividend payments (such amount, if any, together with the Offer Price, the “ Offer Consideration”). As of the date of this Offer Document, the applicable base rate, which is adjusted bi-annually, is 1.13%.

Pursuant to an agreement between The Depository Trust Company (the “ DTC”), the registered holder of Celanese Shares held in book-entry form through the DTC booking system, and Mellon Investor Services LLC, the North American Depositary for this Offer (the “ North American Depositary”), all Celanese Shareholders whose Celanese Shares are so held in book-entry form will receive the Offer Consideration in U.S. dollars at the WM/ Reuters USD/ EUR Exchange Rate, (i) if tendered during the Initial Acceptance Period (as defined below), on the business day prior to the day on which the Bidder makes funds available to the North American Depositary for settlement in respect of such tendered Celanese Shares and (ii) if tendered during the Subsequent Acceptance Period (as defined below), on the third business day prior to the day the settlement for such tendered shares is effected. Shareholders whose Celanese Shares are held in book-entry form through the DTC booking system and who prefer to receive payment in Euros must arrange for the transfer of their Celanese Shares to the Clearstream Banking AG booking system. In addition, Celanese Shareholders whose Celanese Shares are held in book-entry form through the Clearstream Banking AG booking system and who prefer to receive payment in U.S. dollars may do so by arranging for the transfer of their Celanese Shares to the DTC booking system. Celanese Shareholders wishing to make these transfers should call their Custodian Institution (as defined in Section V.5(a), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Introductory Note Regarding Procedures for Tendering Celanese Shares”) or bank, broker or other nominee.

Celanese Shareholders who hold their Celanese Shares in certificated form in the North American Registry (as defined in Section V.5(a), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Introductory Note Regarding Procedures for Tendering Celanese Shares”) will receive the Offer Consideration in U.S. dollars at the exchange rate described in the preceding paragraph, unless they elect on the Letter of Transmittal to receive the Offer Price in Euros. A Celanese Shareholder who holds Celanese Shares in certificated form in the North American Registry may elect to receive Euros instead of U.S. dollars only in respect of all such Celanese Shares held in certificated form in the North American Registry, and may not elect to receive Euros for only a portion of such Celanese Shares.

As of August 30, 2004, the third business day prior to the date we commenced this Offer, EUR41.92 equaled $50.48 based on the WM/ Reuters USD/ EUR Exchange Rate.

The actual amount of U.S. dollars received by Celanese Shareholders that receive U.S. dollars will depend upon the WM/ Reuters USD/ EUR Exchange Rate, (i) if tendered during the Initial Acceptance Period (as defined below), on the business day prior to the day on which funds are made available by the Bidder to the North American Depositary for settlement in respect of the relevant Celanese Shares and (ii) if tendered during the Subsequent Acceptance Period (as defined below), on the day that is three business days prior to the day the relevant Celanese Shares are validly tendered to the North American Depositary and accepted for payment by the Bidder. Celanese Shareholders whose Celanese Shares are held in book-entry form through the DTC booking system and Celanese Shareholders who hold their Celanese Shares in certificated form in the North American Registry and who did not elect on the Letter of Transmittal to receive the Offer Consideration in Euros should be aware that the EUR/ U.S. dollar exchange rate which is prevailing at the date on which such Celanese Shareholders tender their Celanese Shares may be different from the rate prevailing on the dates described above. In all cases, Celanese Shareholders receiving the Offer Consideration in U.S. dollars will bear the risk of fluctuations in the EUR/ U.S. dollar exchange rate.

Shareholders should note that the fair cash compensation could be subject to review by the court in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders. If, as a result of such award proceedings, the court increases the amount of the fair cash compensation, or if such increase is agreed between parties in a settlement to avert or terminate the award proceedings, payments already made to minority shareholders pursuant to this Offer would be increased accordingly.

Except as described herein, none of the Bidder, Blackstone, or any of their respective advisors or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in Euros. Information regarding historical exchange rates between Euros and U.S. dollars appears below under “Currency Exchange Rates.”

(b)   Price Range of Shares

The Celanese Shares are traded on the Frankfurt Stock Exchange as well as on the electronic XETRA trading system. Celanese Shareholders should note that, prior to the date of this Offer Document and since June 23, 2004, the date on which the execution of the Domination Agreement was announced, the Celanese Shares have consistently traded on the Frankfurt Stock Exchange at prices higher than the Offer Price offered in this Offer. Shareholders are urged to obtain a current market quotation for the Celanese Shares before deciding whether to tender their shares in this Offer.

The following table sets forth the high and low closing prices per Celanese Share for the periods indicated. The Celanese Share prices shown below represent the closing prices on the XETRA electronic trading system of the Frankfurt Stock Exchange.

Frankfurt Stock Exchange (in Euros)
Calendar Year	High	Low

2002
First Quarter	EUR24.89	EUR20.00
Second Quarter	27.42	21.60
Third Quarter	24.20	17.60
Fourth Quarter	23.21	15.96
2003
First Quarter	22.32	13.75
Second Quarter	21.79	16.39
Third Quarter	31.88	20.52
Fourth Quarter	32.61	25.99
2004
First Quarter	33.61	31.91
Second Quarter	43.55	33.50
Third Quarter (through August 30, 2004)	45.00	43.55

Source: Datastream

On September 1, 2004, the closing price of Celanese Shares on the XETRA electronic trading system of the Frankfurt Stock Exchange was EUR44.20 per Celanese Share (source: Deutsche Börse AG).

3.   Initial Acceptance Period

(a)   Beginning and End of the Initial Acceptance Period

The period during which Celanese Shareholders may accept this Offer, including all extensions thereof described in (b) below (hereinafter referred to as the “Initial Acceptance Period”) will begin on September 2, 2004. The Initial Acceptance Period will, if it is not extended in accordance with the provisions set forth in (b) below, end on

October 1, 2004 (6.01h Central European Summer Time,

12:01 a.m. New York City time)

, unless the Initial Acceptance Period is extended, as described below. However, if the condition to this Offer is satisfied, a subsequent acceptance period will continue until three months from the date the Domination Agreement becomes operative, subject to extension to the extent mandated by German law. German law provides that the Offer will expire the later of (i) three months after the later of the date on which the Domination Agreement is deemed to have been announced according to §10 of the German Commercial Code (HGB) and the date on which the Domination Agreement becomes operative, which is expected to be October 1, 2004, and (ii) two months after the date on which the final decision on the last motion ruled in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders is announced in the Federal Gazette (Bundesanzeiger).

(b)   Extension of the Initial Acceptance Period

Subject to applicable law and the rules and regulations of the SEC, the Bidder expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the North American Depositary and by making a public announcement of the extension in the manner described below. During any extension, all Celanese Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering Celanese Shareholder to withdraw Celanese Shares.

Subject to applicable law and the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Bidder also expressly reserves the right:

(1) to delay acceptance for payment of or (regardless of whether such Celanese Shares were theretofore accepted for payment) payment for, any tendered Celanese Shares, or to terminate or amend the Offer if the condition referred to in Section 4 has not been satisfied; or

(2) amend the Offer in any respect (to the extent permitted for a German mandatory offer pursuant to § 305(1) of the German Stock Corporation Act), in each case, by giving oral or written notice of such delay, termination or amendment to the North American Depositary and by making a public announcement thereof, as described below.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Initial Acceptance Period.

Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Bidder may choose to make any public announcement, the Bidder shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

If the Bidder is delayed in its payment for the Celanese Shares or is unable to pay for Celanese Shares pursuant to the Offer for any reason, then, without prejudice to the Bidder’s rights under the Offer, the North American Depositary may retain tendered Celanese Shares on behalf of the Bidder, and such Celanese Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section V.7, “The Offer — Withdrawal Rights.” However, the ability of the Bidder to delay the payment for Celanese Shares which the Bidder has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If the Bidder makes a material change in the information concerning this Offer, the Bidder will extend this Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which this Offer must remain open following material changes in the information concerning this Offer will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed information. In Release No. 33-7760 (October 22, 1999), the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of an Offer. The release states that an offer should remain open for a minimum of five U.S. business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approach the significance of price and percentage of shares sought, a minimum of ten U.S. business days may be required to allow for adequate dissemination to shareholders and investor response.

(c)   Subsequent Acceptance Period

If, at the expiration of the Initial Acceptance Period, the condition to this Offer has been satisfied, Celanese Shareholders who have not accepted this Offer before the end of the Initial Acceptance Period may, pursuant to § 305(4) of the German Stock Corporation Act, still accept this Offer during a subsequent acceptance period of three months from the date the Domination Agreement becomes operative, subject to extension to the extent mandated by German law, immediately following such expiration (the “ Subsequent Acceptance Period”). During the Subsequent Acceptance Period, Celanese Shareholders who did not tender their Celanese Shares during the Initial Acceptance Period may tender their Celanese Shares and will be entitled to receive the Offer Consideration, in accordance with the terms and conditions set forth in this Offer Document (payable in certain cases in U.S. dollars as described above under Section V.2, “The Offer — Offer Price”). German law provides that the Offer will expire the later of (i) three months after the later of the date on which the Domination Agreement is deemed to have been announced according to § 10 of the German Commercial Code (HGB) and the date on which the Domination Agreement becomes operative, which is expected to be October 1, 2004, and (ii) two months after the date on which the final decision on the last motion ruled in award proceedings (Spruchverfahren) which may be instituted by dissenting shareholders is announced in the Federal Gazette (Bundesanzeiger). Celanese Shareholders will not have the right to withdraw tendered Celanese Shares during the Subsequent Acceptance Period.

4.   Conditions

(a)   Condition to the Offer

This Offer is subject to the Domination Agreement becoming operative. The Domination Agreement, in accordance with its terms, is expected to become operative on the first day of Celanese AG’s next fiscal year which will be October 1, 2004. Although the Bidder expects the Domination Agreement to become operative, it may be substantially delayed by judicial challenges by dissenting Celanese Shareholders. If the Domination Agreement does not become operative, the Offer will be terminated and the Bidder will not be required to purchase any Celanese Shares that have been tendered pursuant to the Offer. Upon such termination, Celanese Shares tendered pursuant to the Offer will be returned to the respective Celanese Shareholder.

(b)   Non-Waiver of Condition

The Bidder is not entitled to waive the foregoing condition.

5.	Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares

(a)   Introductory Note Regarding Procedures for Tendering Celanese Shares

The Celanese Shares are global registered shares, traded on the Frankfurt Stock Exchange.

A single global share registry (the “Global Share Registry”), maintained by registrar services GmbH, a subsidiary of Deutsche Bank AG in Frankfurt am Main, Germany, maintains daily updated information on account balances. This Global Share Registry is comprised of the North American registry (the “North American Registry”), administered by Mellon Investor Services LLC, an indirect subsidiary of Mellon Financial Corporation, and the German registry, administered by registrar services GmbH.

According to information provided by Celanese AG, substantially all of the Celanese Shares are held in book-entry form, but a small number of Celanese Shareholders hold their shares in certificated form. All Celanese Shares held in certificated form are listed in the North American Registry. Celanese Shares held in book-entry form are either held within the Clearstream Banking AG booking system or the DTC booking system. Celanese Shares held in book-entry form within the Clearstream Banking AG booking system are referred to in this Offer Document as “German Shares.” Celanese Shares held in book-entry form with the DTC booking system and Celanese Shares held in certificated form and listed in the North American Registry are referred to as “North American Shares.”

The mechanics for tendering Celanese Shares in this Offer and withdrawing Celanese Shares from the Offer will depend on whether the particular Celanese Shares are German Shares or North American Shares and whether they are in book entry or in certificated form:

•	If you are the record holder of North American Shares, you should receive a Letter of Transmittal in the mailing that included this Offer Document.

•	If you hold German Shares in a securities deposit with a custodian credit institution or financial services institution (each such institution, in its capacity as the holder of German Shares for the account of Celanese Shareholders, a “Custodian Institution”), or North American Shares through a broker, dealer, commercial bank, or other nominee, your Custodian Institution or broker, dealer, commercial bank, or other nominee should provide the appropriate transmittal materials to you, and you must contact your Custodian Institution or broker, dealer, commercial bank or other nominee to tender your Celanese Shares.

If you have any questions regarding the appropriate method for tendering your Celanese Shares, you can call the information hotline established by the Bidder for this Offer at 00-800-7710-9970 (toll-free in Germany), 00-800-7710-9971 (toll-free in the EU), +1-877-750-5836 (toll-free in the U.S. and Canada) or +1-646-822-7403 (call collect from all other countries), or ask the Custodian Institution or broker, dealer, commercial bank or other nominee which holds your shares for you.

(b)	Procedures Applicable to German Shares During the Initial Acceptance Period

(i) Method of Acceptance

Celanese Shareholders that hold German Shares may only accept this Offer during the Initial Acceptance Period by delivering a notice of acceptance within the Initial Acceptance Period to their Custodian Institution.

The notice of acceptance will only be valid if Clearstream Banking AG has performed the book-entry transfers of the respective German Shares in a timely manner, under WKN A0B-VVG/ ISIN DE 000A0BVVG5. The Custodian Institution will arrange for the book-entry transfers to be performed after receipt of the notice of acceptance. If the notice of acceptance is given to the Custodian Institution within the Initial Acceptance Period, the book-entry transfers of the German Shares will be deemed to have been duly effected if the book-entry transfers have been effected by the second banking day after the expiration of the Initial Acceptance Period at the latest. The German Shares referred to in the notice of acceptance, for which the book-entry transfers have been made under the WKN A0B-VVG/ ISIN DE 000A0BVVG5 are hereinafter referred to as “Tendered Celanese Shares.”

A form of the notice of acceptance for this Offer should be made available to those Celanese Shareholders who keep their German Shares through a Custodian Institution in the Clearstream Banking AG booking system by their Custodian Institution.

(ii)	Content of the Declaration of the Accepting Celanese Shareholders with Respect to German Shares

By giving a notice of acceptance during the Initial Acceptance Period in accordance with the terms of this Offer Document, each Celanese Shareholder makes the following declarations:

(A) The Celanese Shareholder accepts this Offer of the Bidder to conclude a purchase agreement for the number of Celanese Shares set forth in the notice of acceptance on the terms and conditions set forth in this Offer Document.

(B) The Celanese Shareholder instructs his Custodian Institution:

(1) initially to leave the Celanese Shares set forth in the notice of acceptance in his securities account, but to qualify these Celanese Shares as Tendered Celanese Shares under WKN A0B-VVG/ ISIN DE 000A0BVVG5 within his securities account, and to have Clearstream Banking AG make the book-entry transfers of the Celanese Shares set forth in the notice of acceptance under WKN A0B-VVG/ ISIN DE 000A0BVVG5; and

(2) to instruct and authorize Clearstream Banking AG to make the book-entry transfers of the Tendered Celanese Shares left in the securities accounts of the Custodian Institutions under the WKN A0B-VVG/ ISIN DE 000A0BVVG5 without undue delay after the expiration of the Initial Acceptance Period and the confirmation of the Bidder to Deutsche Bank AG as international settlement agent, that the condition set forth in this Offer Document has been satisfied, and to make these Celanese Shares for which this Offer has been accepted available to Deutsche Bank AG, as the international settlement agent, under their initial WKN 575-300/ ISIN DE 0005753008 on Deutsche Bank AG’s account 7003 with Clearstream Banking AG for the purpose of transferring title in these Celanese Shares to the Bidder.

(C) The Celanese Shareholder instructs and authorizes his Custodian Institution and Deutsche Bank AG, as the international settlement agent, which will have been released from the prohibition from contracting with itself as proxy for a third party (Befreiung von dem Verbot des Selbstkontrahierens) pursuant to § 181 German Civil Code (BGB), to take all necessary or appropriate measures and to make and receive any declarations for the execution of this Offer on the terms and conditions set forth in this Offer Document and, in particular, to cause title to the Tendered Celanese Shares to be transferred to the Bidder.

(D) The Celanese Shareholder accepts this Offer of the Bidder to acquire title in the Celanese Shares set forth in the notice of acceptance, provided that the transfer of title will only become effective if and when the respective Celanese Shares are made available to Deutsche Bank AG, as the international settlement agent, under their initial WKN 575 300/ ISIN DE 0005753008 on Deutsche Bank AG’s account 7003 with Clearstream Banking AG for the purpose of transferring title in these Tendered Celanese Shares to the Bidder and provided further that the acceptance of this Offer is subject to the satisfaction of the condition set forth in this Offer Document.

(E) The Celanese Shareholder declares that the Celanese Shares set forth in the notice of acceptance will be, at the time of the transfer of title, solely owned by him and unencumbered by any rights of third parties.

(F) The Celanese Shareholder instructs and authorizes his Custodian Institution as well as Deutsche Bank AG, as the international settlement agent, which will have been released from the prohibition from contracting with itself as proxy for a third party pursuant to § 181 German Civil Code, to permanently remove the Celanese Shareholder’s entry in the share register (Aktienregister)of Celanese AG conditional on the acceptance of this Offer, subject to the satisfaction of the condition set forth in this Offer Document. If the Celanese Shareholder is at such time not directly entered in the share register of Celanese AG, but has been entered through the Custodian Institution, the Celanese Shareholder instructs the Custodian Institution to permanently remove the relevant number of Celanese Shares from the share register of Celanese AG without disclosing the Celanese Shareholder’s name.

(G) The Celanese Shareholder instructs his Custodian Institution to instruct and authorize Clearstream Banking AG to transmit, directly or through the Custodian Institution, to the Bidder and Deutsche Bank AG each trading day the number of Tendered Celanese Shares under WKN A0B-VVG/ ISIN DE 000A0BVVG5 for which book-entry transfers have been made in the Custodian Institution’s account with Clearstream Banking AG.

The instructions, orders, and authorizations referred to in paragraphs (A) to (G) above are issued irrevocably in the interest of a smooth and expeditious execution of this Offer. These instructions will only become null and void in the event that an agreement, which comes into existence as a result of the acceptance of this Offer, is validly rescinded or the Offer is not executed.

(iii)	Execution of the Offer and Payment of the Offer Consideration

Subject to the terms and conditions of this Offer, the payment of the Offer Consideration owed by the Bidder to each Celanese Shareholder who validly tenders his Celanese Shares and accepts this Offer will be effected against the transfer of the Celanese Shares for which this Offer has been validly accepted, under their initial WKN 575 300/ ISIN DE 0005753008 to the account of Deutsche Bank AG as international settlement agent with Clearstream Banking AG (account 7003) for the purpose of transferring title in such Celanese Shares to the Bidder. For this purpose, subject to the terms and conditions of this Offer, Deutsche Bank AG will transfer promptly after the expiration of the Initial Acceptance Period, the Offer Consideration to the Custodian Institutions via Clearstream Banking AG against transfer of the Celanese Shares for which this Offer has been validly accepted under their initial WKN 575 300/ ISIN DE 0005753008 to the above-mentioned account of Deutsche Bank AG with Clearstream Banking AG.

The Bidder’s obligation to pay the Offer Consideration will be satisfied when the Offer Consideration has been credited to the relevant Custodian Institution. The Custodian Institution is obliged to credit the Offer Consideration to the accepting Celanese Shareholders on whose behalf such Custodian Institution previously held Celanese Shares.

(c)	Procedures Applicable to German Shares during the Subsequent Acceptance Period

(i)	Method of Acceptance

During the Subsequent Acceptance Period, Celanese Shareholders that hold German Shares may only accept this Offer by delivering a notice of acceptance within such period to their Custodian Institution.

The notice of acceptance will only be valid if the Custodian Institution has notified Deutsche Bank AG, as the international settlement agent and performed the book-entry transfers of the respective German Shares in a timely manner into the account of Deutsche Bank AG as international settlement agent with Clearstream Banking AG (account 7003) for the purpose of transferring title in such Celanese Shares to the Bidder. If the notice of acceptance is given to the Custodian Institution within the Subsequent Acceptance Period, the book-entry transfers of the German Shares will be promptly effected upon receipt of such notice.

A form of the notice of acceptance for this Offer to be used in the Subsequent Acceptance period should be made available to those Celanese Shareholders who keep their German Shares through a Custodian Institution in the Clearstream Banking AG booking system by their Custodian Institution.

(ii)	Content of the Declaration of the Accepting Celanese Shareholders with Respect to German Shares

By giving a notice of acceptance during the Subsequent Acceptance Period in accordance with the terms of this Offer Document, each Celanese Shareholder makes the following declarations:

(A) The Celanese Shareholder accepts this Offer of the Bidder to conclude a purchase agreement for the number of Celanese Shares set forth in the notice of acceptance on the terms and conditions set forth in this Offer Document.

(B) The Celanese Shareholder instructs his Custodian Institution to make the book-entry transfers of the Celanese Shares set forth in the notice of acceptance into the account 7003 of Deutsche Bank AG as the international settlement agent held at Clearstream Banking AG under WKN 575 300/ ISIN DE 0005753008 for the purpose of transferring title in these Celanese Shares to the Bidder.

(C) The Celanese Shareholder instructs and authorizes his Custodian Institution and Deutsche Bank AG, as the international settlement agent, which will have been released from the prohibition from contracting with itself as proxy for a third party (Befreiung von dem Verbot des Selbstkontrahierens) pursuant to § 181 German Civil Code (BGB), to take all necessary or appropriate measures and to make and receive any declarations for the execution of this Offer on the terms and conditions set forth in this Offer Document and, in particular, to cause title to the tendered Celanese Shares to be transferred to the Bidder.

(D) The Celanese Shareholder accepts this Offer of the Bidder to acquire title in the Celanese Shares set forth in the notice of acceptance, provided that the transfer of title will only become effective if and when the respective Celanese Shares are made available to Deutsche Bank AG, as the international settlement agent, under WKN 575 300/ ISIN DE 0005753008 on Deutsche Bank AG’s account 7003 with Clearstream Banking AG for the purpose of transferring title in these tendered Celanese Shares to the Bidder.

(E) The Celanese Shareholder declares that the Celanese Shares set forth in the notice of acceptance will be, at the time of the transfer of title, solely owned by him and unencumbered by any rights of third parties.

(F) The Celanese Shareholder instructs and authorizes his Custodian Institution as well as Deutsche Bank AG, as the international settlement agent, which will have been released from the prohibition from contracting with itself as proxy for a third party pursuant to § 181 German Civil Code, to permanently remove the Celanese Shareholder’s entry in the share register (Aktienregister)of Celanese AG conditional on the acceptance of this Offer. If the Celanese Shareholder is at such time not directly entered in the share register of Celanese AG, but has been entered through the Custodian Institution, the Celanese Shareholder instructs the Custodian Institution to permanently remove the relevant number of Celanese Shares from the share register of Celanese AG without disclosing the Celanese Shareholder’s name.

The instructions, orders, and authorizations referred to in paragraphs (A) to (F) above are issued irrevocably in the interest of a smooth and expeditious execution of this Offer. These instructions will only become null and void in the event that an agreement, which comes into existence as a result of the acceptance of this Offer, is validly rescinded or the Offer is not executed.

(iii)	Execution of the Offer and Payment of the Offer Consideration during the Subsequent Acceptance Period

All provisions of this Offer Document apply analogously to a notice of acceptance that is made during the Subsequent Acceptance Period, if any, subject to the following:

(A) Celanese Shares tendered during the Subsequent Acceptance Period shall remain under the original WKN 575-300/ ISIN DE 0005753008.

(B) Subject to the terms and conditions of this Offer, Deutsche Bank AG will promptly transfer the Offer Consideration under the terms and conditions of this Offer for Celanese Shares which have been validly tendered in the Subsequent Acceptance Period to the Custodian Institutions following transfer of the Celanese Shares for which this Offer has been validly accepted in the Subsequent Acceptance Period under their WKN 575 300/ ISIN DE 0005753008 to the above-mentioned securities account 7003 of Deutsche Bank AG at Clearstream Banking AG.

The Bidder’s obligation to pay the Offer Consideration will be satisfied when the Offer Consideration has been credited to the relevant Custodian Institution. The Custodian Institution is obliged to credit the Offer Consideration to the accepting Celanese Shareholders on whose behalf such Custodian Institution previously held Celanese Shares.

(d)	Procedures Applicable to North American Shares

(i)	Method of Acceptance

In order for a Celanese Shareholder validly to tender North American Shares pursuant to this Offer,

•	the Letter of Transmittal (the “Letter of Transmittal”), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by Mellon Investor Services LLC, the North American Depositary, at one of its addresses set forth on the back cover of this Offer Document and either (A) such North American Shares must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of a book-entry transfer of such North American Shares (a “Book-Entry Confirmation”) must be received by the North American Depositary; or (B) the certificates evidencing tendered North American Shares (the “North American Share Certificates”) must be received by the North American Depositary at such address in each case prior to the expiration of the Initial Acceptance Period or the Subsequent Acceptance Period, as applicable; or

•	the tendering Celanese Shareholder must comply with the guaranteed delivery procedures described below.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the North American Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the North American Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Bidder may enforce such agreement against such participant.

The North American Depositary will establish an account with respect to the North American Shares at DTC for purposes of this Offer within two U.S. business days after the date of the publication of this Offer Document. Any financial institution that is a participant in the DTC system may make a book-entry delivery of North American Shares by causing DTC to transfer such North American Shares into the North American Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of North American Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the North American Depositary at one of its addresses set forth on the back cover of this Offer Document prior to the expiration of the Initial Acceptance Period or the Subsequent Acceptance Period, as applicable, or the tendering Celanese Shareholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the North American Depositary.

(ii)	Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(A) the Letter of Transmittal is signed by the registered holder of the North American Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(B) the North American Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. If a North American Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a North American Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the North American Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the North American Share Certificate, with the signature(s) on such North American Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

(iii)	Guaranteed Delivery

If a Celanese Shareholder desires to tender North American Shares pursuant to this Offer and the North American Share Certificates evidencing such Celanese Shareholder’s North American Shares are not immediately available or such Celanese Shareholder cannot deliver the North American Share Certificates and all other required documents to the North American Depositary prior to the expiration of the Initial Acceptance Period, or such Celanese Shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such North American Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

(A) Such tender is made by or through an Eligible Institution;

(B) A properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by the Bidder (“Notice of Guaranteed Delivery”), is received prior to the expiration of the Initial Acceptance Period or the Subsequent Acceptance Period, as applicable, by the North American Depositary as provided below; and

(C) The North American Share Certificates (or a Book-Entry Confirmation) evidencing all tendered North American Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the North American Depositary within three U.S. business days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the North American Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Bidder.

The method of delivery of North American Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering Celanese Shareholder, and the delivery will be deemed made only when actually received by the North American Depositary (including, in the case of a Book-Entry Transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of North American Shares pursuant to any one of the procedures described above will constitute the tendering Celanese Shareholder’s acceptance of this Offer, as well as the tendering Celanese Shareholder’s representation and warranty that such Celanese Shareholder has the full power and authority to tender and assign the North American Shares tendered, as specified in the Letter of Transmittal. The Bidder’s acceptance for payment of North American Shares tendered pursuant to this Offer will constitute a binding agreement between the tendering Celanese Shareholder and the Bidder upon the terms and subject to the condition of this Offer.

(iv)	Appointment of Proxies

By executing and delivering the Letter of Transmittal and tendering certificates or completing the procedure for book-entry transfer, as set forth above, the tendering Celanese Shareholder will, in the interest of a smooth and expeditious execution of this Offer, irrevocably appoint designees of the Bidder as such Celanese Shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Celanese Shareholder’s rights with respect to the North American Shares tendered by such Celanese Shareholder and accepted for payment by the Bidder and with respect to any and all other North American Shares or other securities or rights issued or issuable in respect of such North American Shares. All such powers of attorney and proxies will be considered irrevocable. Such appointment will be effective when, and only to the extent that all conditions to this Offer are satisfied prior to the expiration of the Initial Acceptance Period. Upon such appointment, all prior powers of attorney and proxies given by such Celanese Shareholder with respect to such North American Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies or revocations may be given by such Celanese Shareholder. The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such North American Shares and other securities or rights, including, without limitation, in respect of any shareholders’ meeting of Celanese AG, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. These powers of attorney and proxies will only become null and void in the event that the Celanese Shareholder validly withdraws the Celanese Shares tendered or the Offer is not completed.

(v)	Execution of the Offer and Payment of the Offer Consideration

Notwithstanding any other provision of this Offer, payment of the Offer Consideration, for North American Shares accepted pursuant to this Offer will in all cases only be made after timely receipt by the North American Depositary of

(A) certificates evidencing such North American Shares or a Book-Entry Confirmation of a book-entry transfer of such North American Shares into the North American Depositary’s account at DTC pursuant to the procedures set forth in this Section V.5(d),

(B) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and

(C) any other documents required by the Letter of Transmittal.

For purposes of this Offer, the Bidder will be deemed to have accepted for payment, and thereby purchased, North American Shares validly tendered and not properly withdrawn as, if and when the Bidder gives oral or written notice to the North American Depositary, as agent for the tendering holders of North American Shares, of the Bidder’s acceptance for payment of such North American Shares pursuant to this Offer. Upon the terms and subject to the condition of this Offer, the Bidder will (i) with respect to North American Shares tendered during the Initial Acceptance Period, upon expiration of the Initial Acceptance Period, accept for payment, and will promptly pay for, all North American Shares tendered, and not withdrawn, prior to the expiration of the Initial Acceptance Period and (ii) with respect to North American Shares tendered during the Subsequent Acceptance Period, upon the valid tender thereof, accept for payment, and will promptly pay the Offer Consideration for such tendered North America Shares, by deposit of the purchase price therefor with the North American Depositary, which will act as agent for tendering holders of North American Shares for the purpose of receiving payments from the Bidder and transmitting such payments to such holders whose North American Shares have been accepted for payment.

(e)	Provisions of General Applicability

(i)	Legal Consequences of the Acceptance of this Offer

Upon tendering your Celanese Shares and accepting this Offer, a contract for the sale and transfer of the tendered Celanese Shares will come into existence between each accepting Celanese Shareholder and the Bidder on the terms and conditions set forth in this Offer Document. Such contract will be governed by and construed solely in accordance with the laws of Germany. Applicable mandatory U.S. securities laws shall, however, remain unaffected. The execution of such contract is subject, however, to the satisfaction of the condition set forth in this Offer Document.

(ii)	Unwinding upon the Non-Occurrence of the Condition to the Offer

This Offer shall terminate, and the Bidder will not be required to purchase any Celanese Shares that have been tendered into this Offer, if the condition set forth in this Offer Document has not been fulfilled by the end of the Initial Acceptance Period.

(A) In this event, with respect to German Shares, the book-entry re-transfers of the Tendered Celanese Shares into WKN 575 300/ ISIN DE 0005753008 will be made without undue delay. Arrangements will be made for the book-entry re-transfers to take place within five German business days after it is determined that the condition has not been satisfied. After the book-entry re-transfers of the Celanese Shares have been made, they may be traded again under their original WKN 575 300/ISIN DE 0005753008. Where Tendered Celanese Shares have already been entered in Deutsche Bank AG’s securities account 7003 with Clearstream Banking AG, Deutsche Bank AG will have Clearstream Banking AG make the book-entry re-transfers of the Tendered Celanese Shares to the securities account of the Custodian Institution without undue delay.

(B) If the Offer is so terminated without the purchase by the Bidder of any Celanese Shares, with respect to North American Shares, the certificates evidencing such tendered North American Shares will be returned, without expense to the tendering Celanese Shareholder (or, in the case of tendered North American Shares tendered by book-entry into the North American Depositary’s account at DTC pursuant to the procedure set forth in Section V.5(d)(i), such shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of this Offer.

(iii)	Backup Withholding

Under the “backup withholding” provisions of U.S. federal income tax law, the North American Depositary, with respect to North American Shares, or a Celanese Shareholder’s broker or Custodian Institution, with respect to German Shares, may be required to withhold and pay over to the U.S. Internal Revenue Service (the “IRS”) a portion of the amount of any payments made pursuant to this Offer. To avoid backup withholding, unless an exemption applies, a Celanese Shareholder who is a U.S. person (as defined for U.S. federal income tax purposes) must provide the North American Depositary or such person’s broker or Custodian Institution, as the case may be, with such Celanese Shareholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that such TIN is correct and that such Celanese Shareholder is not subject to backup withholding. With respect to such Celanese Shareholders, they can satisfy these requirements by completing the Substitute Form W-9 in the Letter of Transmittal. If a Celanese Shareholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the Celanese Shareholder and any payment made to the Celanese Shareholder pursuant to this Offer may be subject to backup withholding. All Celanese Shareholders surrendering North American Shares pursuant to this Offer who are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the North American Depositary). Certain Celanese Shareholders (including, among others, all corporations and certain non-U.S. individuals and entities) may not be subject to backup withholding. Non-U.S. Celanese Shareholders holding North American Shares should com-

plete and sign the appropriate Form W-8 (a copy of which may be obtained from the North American Depositary) in order to avoid backup withholding. Such Celanese Shareholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 8 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Celanese Shareholder may be refunded or credited against such Celanese Shareholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

6.   Costs and Expenses

Celanese Shareholders who own their Celanese Shares through a Custodian Institution, broker, dealer, commercial bank, or other nominee, and whose Custodian Institution, broker, dealer, commercial bank, or other nominee tenders Celanese Shares on such Celanese Shareholder’s behalf, may be charged a fee by such Custodian Institution, broker, dealer, commercial bank, or other nominee for doing so. Custodian Institutions with registered seats in Germany (including German branches of foreign custodian credit institutions) that hold shares for the account of shareholders of Celanese AG will not charge such fees with respect to shares held in the Clearstream Banking AG booking system. Celanese Shareholders who hold their Celanese Shares in certificated form in the North American Registry and tender their Celanese Shares directly to the North American Depositary in this Offer will not have to pay brokerage fees or similar expenses. Any non-German stock exchange, turnover tax or stamp duties which may be incurred as a result of the tender of Celanese Shares by a Celanese Shareholder will have to be borne by such Celanese Shareholder.

7.   Withdrawal Rights

Celanese Shareholders may, at any time until the expiration of the Initial Acceptance Period withdraw previously tendered Celanese Shares without having to provide any explanation of their reasons.

In addition, if on or after October 31, 2004, the Initial Acceptance Period has expired but the Bidder has not yet determined and published whether the condition has been satisfied and so has not yet accepted the tendered Celanese Shares for payment, Celanese Shareholders can withdraw previously tendered Celanese Shares at any time thereafter until the Bidder has made such publication and does thereby accept the tendered Celanese Shares for payment.

By withdrawing previously tendered Celanese Shares, Celanese Shareholders will withdraw from the contract that was concluded as a result of their acceptance of this Offer.

During the Subsequent Acceptance Period Celanese Shareholders have no right to withdraw Celanese Shares tendered.

In order to withdraw previously tendered German Shares, Celanese Shareholders must deliver a notice of withdrawal, with the required information to the applicable Custodian Institution while they still have the right to withdraw the German Shares. The withdrawal will become effective if the applicable Custodian Institution has effected with Clearstream Banking AG a timely book-entry re-transfer of the tendered German Shares into the initial WKN 575 300/ISIN DE 0005753008. The book-entry re-transfers regarding the German Shares into WKN 575 300/ISIN DE 0005753008 shall be deemed to have been carried out in time if they have been effected by 17.30h Central European Summer Time on the second banking day following the end of the Initial Acceptance Period.

For a withdrawal of a tender of North American Shares to be effective, a written notice of withdrawal must be timely received by the North American Depositary at one of its addresses set forth on the back cover page of this Offer Document. Any such notice of withdrawal must specify

•	the name of the person who tendered the North American Shares to be withdrawn,

•	the number of North American Shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such North American Shares. If North American Share Certificates evidencing North American Shares to be withdrawn have been delivered or otherwise identified to the North American Depositary, then, prior to the physical release of such North American Share Certificates, the serial numbers shown on such North American Share Certificates must be submitted to the North American Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such North American Shares have been tendered for the account of an Eligible Institution. If North American Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section V.5(d), “The Offer — Acceptance and Execution of the Offer; Procedures for Tendering Celanese Shares — Procedures Applicable to North American Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn North American Shares or must otherwise comply with DTC’s procedures.

Withdrawals of previously tendered Celanese Shares may not be rescinded, and any Celanese Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of this Offer. However, a Celanese Shareholder may accept this Offer again by re-tendering his Celanese Shares by following the acceptance procedures described in this Offer Document at any time before the end of the Initial Acceptance Period.

8.   Source and Amount of Funds

The total amount of funds required to purchase all of the remaining registered ordinary shares of Celanese AG outstanding as of June 30, 2004 (excluding shares owned by us and treasury shares held by Celanese AG, enterprises controlled or majority-owned by Celanese AG or parties acting for the account of Celanese AG) pursuant to this offer, assuming all such shares were tendered on or prior to the date the domination and profit and loss transfer agreement becomes operative, will be approximately EUR324 million. The Bidder has sufficient funds available to pay such amounts. These funds were obtained in connection with the financing of the Original Offer.

VI.	ADVANTAGES FOR THE MEMBERS OF THE MANAGEMENT BOARD AND SUPERVISORY BOARD OF CELANESE AG

The Bidder and Blackstone believe that it is critical to the interests of Celanese AG and the value of the Bidder’s investment in Celanese AG to incentivize senior management of Celanese AG and to align their interests with the Bidder’s interests as the controlling shareholder of Celanese AG. Senior management of Celanese AG includes numerous individuals, including members of the management board. The Bidder and Blackstone have therefore indicated that they plan to implement a management incentive program at some point in the future. Neither the Bidder nor Blackstone has had discussions with respect to, nor have they made any determinations as to, which members of current senior management would participate in such incentive program or the extent to which any such individuals would participate. The Bidder and Blackstone believe that such an incentive program would help to ensure management retention and management’s continued commitment to achieving Celanese AG’s performance goals. Such an incentive program is also consistent with Blackstone’s investment philosophy and practice with respect to all of its acquisitions.

The Bidder and Blackstone anticipate implementing a management incentive program having the following elements:

•	the grant of a potential equity position in the Bidder or one of its parent companies of up to 10% of the equity of such entity, in the form of options and/or restricted stock, which would be divided into different tranches reflecting the achievement of different operating performance targets and/or internal rates of return over a five year vesting period, and which would otherwise be subject to customary restrictions and vesting provisions; and

•	performance-related bonuses of up to one year’s total compensation payable in two parts, after one and two years, based on performance targets to be established.

Both elements of the proposed incentive program would be designed to encourage members of senior management to remain employed with Celanese AG and to reward individual members of senior management for their future performance in realizing Celanese AG’s goals and are consistent with Blackstone’s investment philosophy and practice. Also consistent with such philosophy and practice, Blackstone may consider, as a condition to certain management members’ participation in such incentive program, requiring them to invest some of their own funds in the equity of one of the Acquisition Entities. Although the Bidder and Blackstone have discussed the potential general parameters and terms of such a management incentive program with members of Celanese AG’s management board, they have not reached any agreements or understandings with the management board. Neither the Bidder nor Blackstone has reached any agreements or understandings, nor have they had any discussions, with any individual member of the management board or of senior management of Celanese AG with respect to any such individual’s potential participation in such program or as to their future compensation generally. The Bidder and Blackstone intend to make such decisions in the future based solely upon their assessment of such individual’s potential role in Celanese AG’s future and the impact of incentive compensation on such individual’s future performance.

VII.	POSITION OF CELANESE SHAREHOLDERS WHO DO NOT ACCEPT THE OFFER

Celanese Shareholders who do not accept this Offer will remain shareholders of Celanese AG. They should, however, take the following into account:

•	As described in Sections III.3(b), “Companies Involved — Interest of the Bidder and Blackstone in Celanese AG,” and IV.3(d), “Background and Objective of the Offer — Intentions of the Bidder with Regard to Celanese AG — Delisting, Squeeze-out, Conversion,”:

—	upon the Domination Agreement becoming operative, the Bidder will be entitled, among other things, to direct the management of Celanese AG and to receive all profits of Celanese AG, and remaining minority shareholders of Celanese AG will lose the right to receive dividends, other than the guaranteed fixed annual dividend described in that section;

—	the Bidder may consider seeking a revocation of admission of the Celanese Shares to the Frankfurt Stock Exchange;

—	if the Bidder owns Celanese Shares that represent 95% or more of the registered share capital of Celanese AG (excluding Treasury Shares), it intends to effect a Squeeze-out; and

—	the Bidder might consider, as an alternative to a Squeeze-out, converting Celanese AG from its current legal form of a stock corporation into a limited partnership or a German limited liability company.

•	Celanese Shareholders who do not accept this Offer should be aware that the Bidder and Blackstone have requested exemptive relief from the SEC permitting them (or financial institutions acting on their behalf) to make purchases of Celanese Shares outside of this Offer following the expiration of the Initial Acceptance Period and during the Subsequent Acceptance Period. If such relief is granted, the Bidder and Blackstone may make such purchases from time to time in open market purchases, privately negotiated transactions, or otherwise.

•	Even if the Celanese Shares remain listed on the Frankfurt Stock Exchange, the purchase of Celanese Shares in this Offer could substantially further reduce the number of Celanese Shareholders, and that trading activity in the public market for the registered ordinary shares of Celanese AG could be further reduced. This could result in sale or purchase orders not being able to be fulfilled or not being able to be fulfilled in a timely manner. Furthermore, the decreased liquidity of the Celanese Shares could lead to lower market prices and more fluctuations of the stock price than in the past. If the Celanese Shares are delisted from the Frankfurt Stock Exchange, there will be no public trading market for the Celanese Shares.

•	The Bidder intends to exercise its voting rights at shareholders’ meetings of Celanese AG to prevent the approval of any dividend on the Celanese Shares for the fiscal year ended September 30, 2004 in excess of the minimum dividend of 4% of the registered share capital of Celanese AG effectively required by German law. Assuming such minimum dividend were to be approved, Celanese AG would pay an aggregate dividend of approximately EUR6 million for its fiscal year 2004, including a dividend of approximately EUR1 million to minority shareholders. In addition, as described Section III.3, “Interest of the Bidder and Blackstone in Celanese AG,” any minority shareholder who elects not to sell its shares to the Bidder pursuant to this Offer, will be entitled to remain a shareholder of Celanese and to receive in lieu of future dividends the guaranteed fixed annual dividend of EUR3.27 per Celanese Share less certain corporate taxes to be paid by Celanese AG in lieu of any future dividend on their shares.

•	The Celanese Shares are currently registered under the Exchange Act. That registration will likely be terminated upon application by Celanese AG to the SEC if there are fewer than 300 record holders of Celanese Shares in the U.S. The termination of the registration of the Celanese Shares under the Exchange Act would substantially reduce the information required to be furnished by Celanese AG to holders of Celanese Shares and to the SEC under U.S. disclosure rules and would make certain provisions of the Exchange Act inapplicable to Celanese AG and the Celanese Shares.

•	The current quoted price of the Celanese Shares reflects the fact that on June 23, 2004, Celanese AG publicly announced the signing of the Domination Agreement between the Bidder and Celanese AG and the approval of the Domination Agreement by the supervisory board of Celanese AG. It is uncertain whether the market price of Celanese Shares would continue to trade at its current level after the expiration of the Initial Acceptance Period, or at higher or lower levels.

•	As described in Section IV.3(d)(iv), “Background and Objective of the Offer — Delisting, Squeeze-out, Conversion — Fair Cash Compensation,” if the Bidder delists the Celanese Shares from the Frankfurt Stock Exchange, effects a Squeeze-out, or converts Celanese AG into a limited partnership or a limited liability company, the Bidder and/or Celanese AG must in each case offer the remaining minority shareholders of Celanese AG fair cash compensation in exchange for their Celanese Shares or, in the case of a conversion, their equity interest in the entity that results from the conversion. The amount of such fair cash compensation could be the same as the Offer Consideration offered under this Offer, but could also be higher or lower. Shareholders should also be aware that currency exchange rates in effect at the time of payment of any such fair cash compensation may be different than exchange rates in effect at the time of the publication of this Offer Document and may therefore affect the value of such fair cash compensation if such compensation is paid in U.S. dollars, or if such shareholder ultimately intends to convert such compensation into U.S. dollars.

VIII.	FINANCIAL ADVISER/ADVISING BANK; SOLICITATION

Deutsche Bank Securities Inc. will act as Dealer Manager, and Deutsche Bank AG will act as international settlement agent for the Offer. Blackstone has agreed to pay reasonable and customary compensation, and reimburse certain reasonable expenses, to Deutsche Bank Securities Inc. for its services as dealer manager, and to Deutsche Bank AG for its services as international settlement agent. Blackstone has agreed to indemnify Deutsche Bank Securities Inc. and Deutsche Bank AG against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under the U.S. securities laws.

The Bidder and Blackstone have retained Mellon Investor Services LLC to be the North American Depositary and Innisfree M&A Incorporated to be the information agent in connection with this Offer. The information agent may contact Celanese Shareholders by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks and other nominees to forward materials relating to this Offer to beneficial owners of Celanese Shares. The North American Depositary and the information agent each will receive reasonable and customary compensation for its services in connection with this Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under U.S. securities laws.

In connection with purchases of Celanese Shares consummated pursuant to this Offer, the Bidder will offer Custodian Institutions that are participants in the Clearstream Banking AG system, upon request, a customary fee (which includes payment to cover administrative, mailing and handling expenses for forwarding offering materials to their customers) per account for which shares had been tendered. Brokers, dealers, commercial banks and other nominees that are not participants in the Clearstream Banking AG system will be reimbursed, upon request, by the Bidder for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

Except as described above, neither the Bidder nor Blackstone will pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Celanese Shares pursuant to this Offer.

IX.	CERTAIN GERMAN TAX AND U.S. FEDERAL INCOME TAX CONSEQUENCES

1.	Certain German Tax Consequences

This section summarizes briefly certain German income tax consequences that may be relevant to Celanese Shareholders who accept this Offer. This summary does not purport to be a comprehensive description of all tax considerations relevant for Celanese Shareholders. This summary is based on the tax law applicable in Germany as of the date of the publication of this Offer Document and on the double-taxation treaties in effect between Germany and other countries at that date. However, both of these areas of tax legislation as well as the practice of fiscal authorities and tax courts may be subject to change, possibly with retroactive effect. This summary applies only to such Celanese Shareholders who are subject to tax liability in Germany. Celanese Shareholders are urged to consult a tax advisor about the tax consequences of the acceptance of this Offer. A tax advisor will be able to appropriately take into account the particular situation of each shareholder as well as any additional tax consequences.

(a)	Taxation of Capital Gains

Capital gains derived from the tendering of Celanese Shares held as private assets by individuals resident in Germany under the respective double taxation treaties for income tax and liable for unlimited German income tax are generally subject to income tax plus the solidarity surcharge thereon if the acceptance of this Offer is made within one year of the acquisition of such Celanese Shares. However, due to the half-income procedure (“Halbeinkünfteverfahren”), only 50% of the capital gain resulting from the acceptance of this Offer is subject to taxation. If a taxpayer’s short-term capital gain realized from all private disposals during a calendar year are less than EUR512.00, they are tax free. The taxable amount is subject to the progressive German income tax rate up to a maximum rate of 45% (please note that this is the recently reduced rate for 2004) plus a solidarity surcharge of 5.5% of the income tax burden. In 2005, the maximum rate will be reduced to 42% plus a solidarity surcharge of 5.5% of the income tax burden. However, as a consequence of the half-income procedure, only one-half of the expenses related in business terms to the gains and half of the losses are tax-deductible. Moreover, the deductibility of the losses taken into account for tax purposes and resulting from the disposal of Celanese Shares is subject to additional restrictions.

One half of capital gains derived from the tendering of Celanese Shares held as private assets by Celanese Shareholders resident in Germany remains subject to taxation if, after expiration of the one-year period described above, the shareholder or, in case of an acquisition free of consideration (e.g., a gift), his predecessor(s) directly or indirectly held, at any time during the five years immediately preceding the acceptance of this Offer, at least 1% of the nominal capital. Also in this case, only 50% of losses resulting from the acceptance of this Offer, if any, can be claimed for tax purposes insofar as certain prerequisites are met.

If an individual resident in Germany holds Celanese Shares as part of the business assets of a sole proprietorship or a partnership in Germany, also only one half of the capital gains derived from the acceptance of this Offer are taxable at the regular rates. In particular, the half-income procedure applies to the determination of income of individuals as partners in partnerships. However, also in this case only one half of the business expenses related to the taxable income and half of the losses are deductible for tax purposes. Capital gains and other income received by partnerships is included in the separate and uniform determination of profits (gesonderte Feststellung von Besteuerungsgrundlagen; a special procedure for calculating income at the partnership level) and is then allocated to the particular partners and taxed at their respective level. The taxation of the partners, including the deductibility of business expenses, depends on the legal form of the partner. Capital gains derived by individuals with respect to their trade business or by partnerships that are engaged in commercial activities are also subject to trade tax in accordance with the view of the tax authorities. Trade tax is payable at a rate of approximately 13% to 21%, depending on the individual municipal trade tax rates. The trade tax payable is deductible for the calculation of the tax base for income tax purposes. Moreover, individuals can offset the trade tax (paid by themselves with respect to their trade business or by a partnership in which they are partners) from their personal income tax to a certain extent.

Capital gains realized on the acceptance of this Offer subject to corporate tax — subject to certain exceptions for banks, financial services institution, financial companies and insurance companies — are up to overall technically 95% exempt from trade tax and corporate tax, including solidarity surcharge. However, if and insofar a tax regarded write down took place in the past, a resulting gain is fully taxable. In the ordinary case, 5% of a capital gain is treated as so called non deductible business expenses and taxed at the normal rates with corporation tax, solidarity surcharge and trade tax (which amount for corporations comes to an aggregate of approximately 40%, subject to the individual municipal trade tax rate). However, please note that in the ordinary case capital losses are not tax deductible.

If the Celanese Shareholder accepting this Offer is a bank or financial services institution and if the Celanese Shares tendered into this Offer are accounted for in such Celanese Shareholder’s trading books (Handelsbuch) pursuant to § 1(12) of the German Banking Act (KWG), then dividends and capital gains received are fully taxable. The same applies if the Celanese Shares tendered into this Offer were purchased by a financial company within the meaning of the German Banking Act with the aim of making short-term gains for such Celanese Shareholder’s own account. The rule applies also to banks, financial services institutions and financial companies with registered office in another member state of the European Union or in another state of the European Economic Area (EEA). For life and health insurance companies and pension funds, in principle 100%, under certain circumstances only 80% of dividends, capital gains and capital losses are taxable.

(b)	Other German Taxes

The disposal of shares in Germany is not subject to transfer tax for Celanese Shareholders, any stamp duty or a similar tax and is generally exempt from value-added tax.

(c)	Limited German Tax Liability

The summary above applies if and to the extent Celanese Shareholders are subject to unlimited tax liability in Germany and are German tax residents under the respective double taxation treaty and the right to tax is not excluded under such treaty (e.g., the Celanese Shares belong to a foreign permanent establishment). However, please note that the remarks concerning German tax also apply in principle to Celanese Shareholders subject to limited German tax liability and, consequently, that a German tax liability might arise for Celanese Shareholders who are non German tax residents, if they hold 1% or more of the nominal capital in a German resident corporation (like Celanese AG) or sell Celanese Shares within one year after their acquisition. However, most double taxation treaties provide for protection against a German taxation in such cases (e.g., Section 7(1) and 13(5) of the income tax treaty between Germany and the U.S. in place at the time of the publication of this Offer) as long as the Celanese Shares do not form an asset of a German permanent establishment. Therefore, the cases in which a German taxation is triggered should generally be theoretical (e.g., an individual or corporation resident in an off-shore country owning 1% or more of the nominal capital of the total outstanding Celanese Shares; however, with respect to a corporation, only 5% of a tax gain would be taxable).

2.	Certain U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences to U.S. holders (as defined below) of Celanese Shares who accept this Offer and is for general information only. The discussion is applicable to U.S. holders of Celanese Shares (i) who are residents of the U.S. for purposes of the current income tax treaty between the U.S. and Germany (the “Treaty”), (ii) whose Celanese Shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Germany and (iii) who otherwise qualify for the full benefits of the Treaty. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and judicial and administrative rulings and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. The tax treatment of a U.S. holder may vary depending upon his or her particular situation. Certain U.S. holders (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. holders whose “functional currency” is not the U.S. dollar, persons holding Celanese Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, persons owning 10% or more of the voting stock of Celanese AG, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities) may be subject to special rules not discussed below. Moreover, this discussion may not be applicable to U.S. holders of Celanese Shares that were acquired pursuant to the exercise of employee stock options or otherwise as compensation. This discussion does not consider the effect of any U.S. state, local or non-U.S. tax laws or any U.S. tax considerations (e.g., estate or gift), other than U.S. federal income tax considerations, that may be relevant to particular U.S. holders. This discussion is limited to U.S. holders who have held their Celanese Shares as “capital assets” as defined under the Code.

The following disclosure assumes that Celanese AG is not, and has not been during the holding period of any U.S. holder accepting this Offer, a “passive foreign investment company” (“PFIC”). Based on the composition of its income and valuation of its assets, the Bidder believes that Celanese AG is not and has not been a PFIC. However, PFIC status is a factual determination made annually and therefore there can be no assurance in this regard. U.S. holders should consult their tax advisors regarding the consequences of tendering Celanese Shares into this Offer if Celanese AG was a PFIC at any time during their holding period of the Celanese Shares.

If a partnership holds Celanese Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A U.S. holder of Celanese Shares that is a partner of a partnership tendering Celanese Shares should consult its tax advisor.

As used herein, a “U.S. holder” of a Celanese Share means a holder that is (1) a citizen or resident of the U.S., (2) a corporation or partnership created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust that is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Each holder of Celanese Shares should consult his or her tax advisor to determine the U.S. federal income tax consequences of tendering the Celanese Shares in his or her particular circumstances, as well as the applicability of any U.S. state, local, non-U.S. and other tax laws.

(a)	Sale of Celanese Shares Pursuant to this Offer

(i)	In General

A U.S. holder who tenders its Celanese Shares pursuant to this Offer will recognize gain or loss equal to the difference, if any, between the Offer Consideration received and the U.S. holder’s adjusted tax basis in the Celanese Shares tendered into this Offer. Gain or loss must be calculated separately for each block of Celanese Shares tendered by the U.S. holder in this Offer. Such gain or loss generally will be long-term capital gain or loss if the Celanese Shares have been held for more than one year. For certain non-corporate holders (including individuals), long-term capital gain, if in excess of net short-term capital losses, will be subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

(ii)	Information Reporting and Backup Withholding

A U.S. holder whose Celanese Shares are tendered may be subject to information reporting and backup withholding with respect to the gross proceeds from the sale of such Celanese Shares received unless such U.S. holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides his or her correct taxpayer identification number (which, in the case of an individual, is his or her social security number), certifies that he or she is not currently subject to backup withholding and otherwise complies with applicable requirements of the information reporting and backup withholding rules. A U.S. holder can satisfy these requirements by completing and submitting a Form W-9 or a valid substitute to its broker or by providing a completed Substitute Form W-9 to the North American Depositary if the shares are not held through a broker. A U.S. holder should contact the U.S. holder’s broker to confirm that the broker has an accurate Form W-9 or valid substitute for such U.S. holder in its files, and if the broker does not, to discuss how such U.S. holder can obtain an appropriate form to submit to the broker. A U.S. holder who does not provide the U.S. holder’s broker or the North American Depositary, as the case may be, with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the U.S. holder’s U.S. federal income tax liability, and if withholding results in an overpayment of taxes, the U.S. holder may apply for a refund from the IRS.

Unless the U.S. holder is exempt from information reporting, the U.S. holder’s broker will provide information statements to tendering U.S. holders and report the cash payments to the IRS, as required by law.

(b)	Considerations for Non-Tendering U.S. Holders

Because at least a majority of the equity portion of the financing required to acquire the Celanese Shares in the Original Offer was provided by Blackstone, Celanese AG may become subject to various “anti-deferral” provisions of the Code. In certain circumstances, such provisions could require U.S. holders of Celanese Shares to recognize taxable income prior to the receipt of distributable proceeds.

More specifically, U.S. persons that own (or are deemed under the Code to own) interests in a “foreign personal holding company” (an “FPHC”) will have to recognize (regardless of their ownership percentage) as taxable income their pro rata share of certain undistributed income of the FPHC. A foreign corporation will be classified as an FPHC if (1) at any time during the taxable year, five or fewer individuals who are U.S. citizens or residents own or are deemed to own more than 50% of the corporation’s stock measured by voting power or value (the “shareholder test”); and (2) the corporation receives at least 60% of its gross income (50% after the initial year of qualification), as adjusted, for the taxable year from certain passive sources (the “income test”).

Due to Blackstone’s ownership percentage of Celanese AG (after applying certain constructive ownership rules), it is likely that the shareholder test will be met with respect to Celanese AG and its non-U.S. subsidiaries. Although it is not expected that Celanese AG or any of its non-U.S. subsidiaries will generate sufficient passive income so as to cause those entities to be subject to the FPHC rules, there can be no assurance that the income test will not be met in any given year.

Each holder of Celanese Shares should consult his or her tax advisor to determine the U.S. federal income tax consequences in his or her particular circumstances, as well as the applicability of any U.S. state, local, foreign and other tax laws, of continuing to hold the Celanese Shares after consummation of the sale of shares pursuant to this Offer.

The U.S. and German federal income tax discussion set forth above is included for general information only and is based upon law in force at the time of the publication of this Offer, which is subject to change possibly with retroactive effect. Celanese Shareholders are urged to consult their own tax advisors with respect to the specific tax consequences of the Offer to them.

X.	CERTAIN LEGAL MATTERS

Mayer v. Celanese AG, Frankfurt District Court. On August 1, 2004, a minority shareholder filed an action against Celanese AG in Frankfurt District Court to set aside the shareholder resolutions passed at the extraordinary general meeting held on July 30 and 31, 2004 based on the alleged violation of procedural requirements and information rights of the shareholders and to declare the Domination Agreement and the change in the fiscal year void. Although the last date such actions can be filed expired on August 31, 2004, additional lawsuits of a similar nature may have been filed in the mean time by minority shareholders of Celanese AG.

XI.	MISCELLANEOUS

The Bidder and Blackstone have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in Section II.3(b), “General Instructions, in Particular to Shareholders Outside Germany — Information Contained in the Offer Document — Sources of Information.”

BCP Crystal Acquisition GmbH & Co. KG

September 2, 2004

Schedule 1

Certain Control Persons

Set forth below is the name, present principal occupation or employment and five-year employment history of each director of Blackstone LR, BCP 1, BCP 2, BCP 3, Crystal Holdings, Crystal Holdings 2 and BCP Caylux Holdings Ltd. 1. BCP Caylux Holdings Ltd. 1 is the manager of BCP Luxembourg.

All persons listed below, except for Martin Brand, are citizens of the United States. The business address of all persons listed below, except for Martin Brand, is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Martin Brand’s business address is 4-5 Carlton Garden, London SW1Y 5AD, U.K. Martin Brand is a citizen of the Federal Republic of Germany.

Directors of Blackstone LR

Present Principal Occupation or Employment
Name	and Five-Year Employment History

Robert L. Friedman	Senior Managing Director, Chief Administrative Officer and Chief Legal Officer, The Blackstone Group. Prior to joining The Blackstone Group in February 1999, Mr. Friedman was a partner of the law firm of Simpson Thacher & Bartlett LLP, New York, New York.

John A. Magliano	Managing Director, The Blackstone Group. From January 2001 until he joined The Blackstone Group in November 2002, Mr. Magliano had his own consulting business, providing tax and financial services to corporations. Prior to January 2001, he was a partner of Arthur Andersen & Co., the independent public accounting firm.

Peter G. Peterson	Chairman, The Blackstone Group.

Michael A. Puglisi	Senior Managing Director and Chief Financial Officer, The Blackstone Group.

Stephen A. Schwarzman	President and Chief Executive Officer, The Blackstone Group.

Directors and Officers of BCP 1, BCP 2 and BCP 3

Present Principal Occupation or Employment
Name	Title	and Five-Year Employment History

Chinh Chu	Director	Senior Managing Director, The Blackstone Group.

Robert L. Friedman	Director	Senior Managing Director, Chief Administrative Officer and Chief Legal Officer, The Blackstone Group. Prior to joining The Blackstone Group in February 1999, Mr. Friedman was a partner of the law firm of Simpson Thacher & Bartlett LLP, New York, New York.

Benjamin J. Jenkins	Director and Assistant Secretary	Principal, The Blackstone Group.

John A. Magliano	Director	Managing Director, The Blackstone Group. From January 2001 until he joined The Blackstone Group in November 2002, Mr. Magliano had his own consulting business, providing tax and financial services to corporations. Prior to January 2001, he was a partner of Arthur Andersen & Co., the independent public accounting firm.

Anjan Mukherjee	Director	Associate, The Blackstone Group. Prior to joining The Blackstone Group in 2001, Mr. Mukherjee was an analyst at Thomas H. Lee Company, from June 1997 to July 1999.

Stephen A. Schwarzman	Director	President and Chief Executive Officer, The Blackstone Group.

Peter G. Peterson	Director	Chairman, The Blackstone Group.

Michael A. Puglisi	Director	Senior Managing Director and Chief Financial Officer, The Blackstone Group.

Directors and Officers of Crystal Holdings

Present Principal Occupation or Employment and
Name	Title	Five-Year Employment History

Chinh Chu	Director	Senior Managing Director, The Blackstone Group.

Benjamin J. Jenkins	Director and Assistant Secretary	Principal, The Blackstone Group.

Anjan Mukherjee	Director	Associate, The Blackstone Group. Prior to joining The Blackstone Group in 2001, Mr. Mukherjee was an analyst at Thomas H. Lee Company, from June 1997 to July 1999.

Michael Newman	Chief Financial Officer	Chief Financial Officer, Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd. In the last five years prior to becoming Chief Financial Officer of Crystal Holdings, Mr. Newman was Senior Vice President and Chief Financial Officer of Radioshack Corporation, Senior Vice President and Chief Financial Officer of Intimate Brands, Corp. and Senior Vice President and Chief Financial Officer of Hussmann Corp.

Directors and Officers of Crystal Holdings 2 and BCP Caylux Holdings Ltd. 1

Present Principal Occupation or Employment
Name	Title	and Five-Year Employment History

Martin Brand	Director	Associate, The Blackstone Group. Prior to joining the Blackstone Group in August 2003, Mr. Brand was a consultant at McKinsey & Company from June 2000 to May 2001. Prior to that, Mr. Brand was a derivatives trader at Goldman, Sachs & Co.

Chinh Chu	Director	Senior Managing Director, The Blackstone Group.

Benjamin J. Jenkins	Director and Assistant Secretary	Principal, The Blackstone Group.

Anjan Mukherjee	Director	Associate, The Blackstone Group. Prior to joining The Blackstone Group in 2001, Mr. Mukherjee was an analyst at Thomas H. Lee Company, from June 1997 to July 1999.

During the last five years, none of the persons listed above or, any of the entities listed in the Structure Chart, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding or any violation of such laws.

The telephone number of the principal office of the Bidder is 49-711-899-7263. The telephone number of the principal office of BCP Luxembourg is +352-40-78-78. The telephone number of the principal office of Crystal Holdings 2, Crystal Holdings, BCP 1, BCP IV, BMA and Blackstone LR is +345-949-0100.

Holders of North American Shares: Letters of Transmittal and, if applicable, certificates for Celanese Shares should be sent or delivered by each Celanese Shareholder that holds North American Shares or his broker, dealer, commercial bank or other nominee to the North American Depositary at its address set forth below:

The North American Depositary for the Offer is:

Mellon Investor Services LLC

By Mail Reorganization Department P.O. Box 3301 South Hackensack, New Jersey 07606 U.S.	By Overnight Courier Delivery Reorganization Department 85 Challenger Road Mail Stop — Reorg Ridgefield Park, New Jersey 07660 U.S	By Hand Reorganization Department 120 Broadway, 13th Floor New York, New York 10271 U.S.

Any questions or requests for assistance may be directed to the information agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer Document, the notice of acceptance or the Letter of Transmittal may be directed to the information agent or Deutsche Bank AG in its capacity as international settlement agent. Celanese Shareholders may also contact their Custodian Institutions, brokers, dealers, commercial banks or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

(INNISFREE LOGO)

501 Madison Avenue, 20th Floor

New York, New York 10022
U.S.A.
00-800-7710-9970 (toll-free in Germany)
00-800-7710-9971 (toll-free in the EU)
+1-877-750-5836 (toll-free in the U.S. and Canada)
+1-646-822-7403 (call collect from all other countries)

The Dealer Manager for the Offer is:

DEUTSCHE BANK SECURITIES INC.

60 Wall Street
New York, New York 10005
U.S.A.

The International Settlement Agent for the Offer is:

DEUTSCHE BANK AG

Taunusanlage 12
60325 Frankfurt am Main
Germany